UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Invitation Homes Inc.

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Notice of Annual Meeting

and

Proxy Statement

2018 Annual Meeting of Stockholders

May 24, 2018

Dear Fellow Stockholders:

On behalf of the Board of Directors of Invitation Homes Inc., I invite you to attend our 2018 annual meeting of stockholders (the “Annual Meeting”) at 10:00 a.m., local (Central) time, on Thursday, May 24, 2018, at our corporate headquarters, 1717 Main Street, Dallas, Texas 75201. The Notice of Annual Meeting and Proxy Statement that follow describe the business we will conduct at the Annual Meeting.

We welcome the opportunity to present you with the information contained in this Proxy Statement, and we hope that, after you review it, you will vote (either in person or by proxy) in accordance with our Board of Directors’ recommendations. Your vote is important to us and our business.

We accomplished two great milestones in 2017, beginning the year with our February 2017 initial public offering, the second largest initial public offering by a REIT generating $1.8 billion in gross proceeds, and ending the year with our November 2017 merger with Starwood Waypoint Homes. Our vision is to be the premier choice in home leasing by continuously enhancing our residents’ living experience, and we made great strides in 2017. In addition, we are excited for our residents and stockholders to enjoy the benefits of our merger as we further integrate the two companies. We continue to believe there will be upsides as we discover and implement best practices in our business operations. We also believe our combined resources will enable us to continue making a significant contribution to economic growth, job creation, and the vitality of the local communities we serve. I am tremendously proud of what we accomplished in 2017, and we at Invitation Homes are excited for the future of the Company.

If you are voting by proxy, please submit your proxy as soon as possible to ensure your vote is recorded at the Annual Meeting. You may submit your proxy by telephone, over the Internet or, if you have requested paper copies of our proxy materials by mail, by signing, dating and returning the proxy card in the envelope provided.

On behalf of the Board of Directors and employees of Invitation Homes Inc., we appreciate your continued support.

Sincerely,

Frederick C. Tuomi

President and Chief Executive Officer

April 26, 2018

Notice of 2018 Annual Meeting of Stockholders

DATE AND TIME: THURSDAY, MAY 24, 2018 10:00 a.m., local (Central) time	PLACE: INVITATION HOMES INC. 1717 Main Street Dallas, Texas 75201

ITEMS OF BUSINESS:

1.	To elect the director nominees listed in the Proxy Statement.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.

3.	To consider such other business as may properly come before the 2018 annual meeting of stockholders (the “Annual Meeting”) and any adjournments or postponements thereof.

The Proxy Statement following this Notice of Annual Meeting of Invitation Homes Inc., a Maryland corporation, describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting.

RECORD DATE:

The Board of Directors of Invitation Homes Inc. established the close of business on April 3, 2018 as the record date for the Annual Meeting. Accordingly, holders of record of our common stock at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments of the meeting.

VOTING BY PROXY:

Please authorize your proxy promptly by telephone, over the Internet or, if you have requested paper copies of our proxy materials, by mail, by signing, dating and returning the proxy card in the envelope provided. Authorizing a proxy to vote your shares prior to the Annual Meeting will not prevent you from changing your vote in person if you choose to attend the meeting. Further, any proxy may be revoked at any time prior to the Annual Meeting. If your shares are held by a broker, bank or other nominee, please follow their instructions to authorize your proxy.

By Order of the Board of Directors of Invitation Homes Inc.,

Mark A. Solls

Executive Vice President,

Chief Legal Officer and Secretary

Dallas, Texas

April 26, 2018

This Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about April 26, 2018.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 24, 2018
The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com

i	2018 Proxy Statement

PROXY STATEMENT

April 26, 2018

GENERAL INFORMATION

Why am I being provided with these materials?

This Proxy Statement and related proxy materials are being made available to stockholders of Invitation Homes Inc., a Maryland corporation (“Invitation Homes,” the “Company,” “we,” “our” or “us”), for use at our 2018 annual meeting of stockholders (the “Annual Meeting”) to be held on Thursday, May 24, 2018, at 10:00 a.m., local (Central) time, at 1717 Main Street, Dallas, Texas 75201 and any adjournments or postponements thereof. Proxies are being solicited to give all stockholders of record at the close of business on April 3, 2018 (the “Record Date”) an opportunity to vote on matters properly presented at the Annual Meeting. The mailing address of our principal executive offices is Invitation Homes Inc., 1717 Main Street, Suite 2000, Dallas, Texas 75201.

What am I voting on?

There are two proposals to be considered and voted on at the Annual Meeting:

Proposal 1:	Election of the director nominees listed in this Proxy Statement.

Proposal 2:	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.

Who is entitled to vote?

Stockholders as of the close of business on the Record Date may vote at the Annual Meeting or any postponement or adjournment thereof. As of the Record Date, there were 520,364,636 shares of our common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and

•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”). Street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or other nominee how to vote their shares.

What constitutes a quorum?

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum to transact business at the Annual Meeting. Stockholders who properly authorize a proxy but who instruct their proxy holder to abstain from voting on one or more matters are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes,” described below, also are counted as present and entitled to vote for purposes of determining a quorum.

What is a “broker non-vote”?

A broker non-vote occurs when shares held by a broker, bank or other nominee are not voted with respect to a proposal because (1) the broker, bank or other nominee has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker, bank or other nominee lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange (“NYSE”) interpretations that govern broker non-votes, Proposal 1 is considered a non-discretionary matter, and a broker, bank or other nominee will lack the authority to vote shares at his/her discretion on such proposals. Proposal 2 is considered a discretionary matter and a broker, bank or other nominee will be permitted to exercise his/her discretion. This means that, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other nominee, your shares will not be voted on Proposal 1 but will be voted on Proposal 2 in the discretion of your broker, bank or other nominee.

1	2018 Proxy Statement

General Information (continued)

How many votes are required to approve each proposal?

With respect to the election of directors (Proposal 1), under our Bylaws, directors are elected by a plurality vote, which means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting in the election of directors.

Pursuant to the terms of the stockholders agreement entered into with affiliates of The Blackstone Group L.P. (collectively, “Blackstone”) described under “Transactions with Related Persons,” Blackstone has agreed to vote their shares of our common stock in favor of all persons nominated by our Board of Directors (the “Board”) to serve as our directors. As of the Record Date, Blackstone beneficially owned and had the right to vote approximately 42.3% of the outstanding shares of our common stock and have advised us that they intend to vote all such shares in favor of the director nominees listed herein.

With respect to the ratification of our independent registered public accounting firm (Proposal 2), under our Bylaws, approval of the proposal requires a majority of the votes cast.

How are votes counted?

With respect to the election of directors (Proposal 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are “withheld” will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director, because directors are elected by plurality voting. Broker non-votes will not affect the outcome of this proposal.

With respect to the ratification of our independent registered public accounting firm (Proposal 2), you may vote “FOR,” “AGAINST” or “ABSTAIN.” For Proposal 2, abstentions will not affect the outcome of this proposal, however, as this proposal is considered a discretionary matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal.

If you sign and submit your proxy card without voting instructions, your shares will be voted in accordance with the recommendation of the Board with respect to the Proposals and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees for election as directors set forth in this Proxy Statement.

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.

How do I authorize a proxy to vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may authorize a proxy to vote on your behalf at the Annual Meeting. Specifically, you may authorize a proxy:

By Internet—If you have Internet access, you may authorize your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the control number included on your proxy card in order to vote by Internet.

By Telephone—If you have access to a touch-tone telephone, you may authorize your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the control number included on your proxy card in order to vote by telephone.

2018 Proxy Statement	2

General Information (continued)

By Mail—You may authorize your proxy by mail by completing, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the card in the envelope that has been provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your broker, bank, or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m. Eastern time on May 23, 2018, and mailed proxy cards must be received no later than May 23, 2018.

How do I vote my shares in person at the Annual Meeting?

First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your proof of ownership. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (for example, your broker, bank or other nominee) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

When and where will the meeting be held?

Our Annual Meeting will be held on 10:00 a.m., local (Central) time, on Thursday, May 24, 2018, at our corporate headquarters, 1717 Main Street, Dallas, Texas 75201. To obtain directions to the Annual Meeting, please contact Investor Relations at 844-456-INVH (4684) or IR@InvitationHomes.com.

May I change my vote or revoke my proxy?

Yes. Whether you have authorized a proxy by Internet, telephone or mail, if you are a stockholder of record, you may change your voting instructions or revoke your proxy by:

•	sending a written statement to that effect to our Corporate Secretary at Invitation Homes Inc., 1717 Main Street, Suite 2000, Dallas, Texas, 75201, provided such statement is received no later than May 23, 2018;

•	authorizing a proxy again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. on May 23, 2018;

•	submitting a properly signed proxy card with a later date that is received by our Corporate Secretary at Invitation Homes Inc., 1717 Main Street, Suite 2000, Dallas, Texas, 75201, no later than May 23, 2018; or

•	attending the Annual Meeting, revoking your proxy and voting in person.

If you hold shares in street name, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Do I need a ticket to be admitted to the Annual Meeting?

You will need your proof of identification along with either your proxy card or proof of stock ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a broker, bank or other nominee and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of our stock, such as a bank or brokerage account statement.

Do I also need to present identification to be admitted to the Annual Meeting?

Yes, all stockholders must present a form of personal identification in order to be admitted to the Annual Meeting.

3	2018 Proxy Statement

General Information (continued)

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters that may be properly presented at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers and other Company employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers, banks and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

2018 Proxy Statement	4

PROPOSAL NO. 1—ELECTION OF DIRECTORS

On November 16, 2017, we completed our merger (the “Merger”) with Starwood Waypoint Homes (“SWH”) and, in connection therewith, several directors then serving on our Board stepped down and, pursuant to the merger agreement, Richard D. Bronson, Michael D. Fascitelli, Jeffrey E. Kelter, Barry S. Sternlicht and Frederick C. Tuomi, each formerly a member of SWH’s Board of Directors, were appointed to serve on our Board.

At present, the number of directors that comprise our Board is set at 11 and, upon the recommendation of the Nominating and Corporate Governance Committee, our Board has considered and nominated each of the following nominees for a one-year term expiring at our annual meeting of stockholders to be held in 2019 (the “2019 Annual Meeting”) or until his or her successor is duly elected and qualify or until his or her earlier death, resignation, retirement, disqualification or removal: Bryce Blair, Richard D. Bronson, Kenneth A. Caplan, Michael D. Fascitelli, Robert G. Harper, Jeffrey E. Kelter, John B. Rhea, Janice L. Sears, William J. Stein, Barry S. Sternlicht and Frederick C. Tuomi. Action will be taken at the Annual Meeting for the election of these nominees. All 11 nominees other than Mr. Caplan currently serve on the Board. On April 20, 2018, Mr. Jonathan D. Gray, a current member on our Board, informed the Board that, regrettably, due to his expanded role as President and Chief Operating Officer of Blackstone Group Management L.L.C., the general partner of Blackstone, he will be unable to stand for re-election to our Board when his current term expires at the Annual Meeting. The Board, upon recommendation of the Nominating and Corporate Governance Committee, has nominated Kenneth A. Caplan, who previously served on our Board following our initial public offering (the “IPO”) until the consummation of the Merger, as Mr. Gray’s successor.

All of the nominees have indicated that they will be willing and able to serve as directors, but, if any of them should decline or be unable to act as a director, the individuals designated in the proxy cards as proxies will exercise the discretionary authority provided to vote for the election of such substitute nominee selected by our Board, unless the Board alternatively acts to reduce the size of the Board or maintain a vacancy on the Board in accordance with our Bylaws. The Board has no reason to believe that any such nominees will be unable or unwilling to serve.

Nominees for Election to the Board of Directors in 2018

The following information describes the offices held, other business directorships and the term of service of each director nominee. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below. The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board that such person should serve as a director.

BRYCE BLAIR
Age: 59 Director since: September 2013

Mr. Blair has served as the Chairperson of our Board since November 2017 and, from January 2017 to November 2017 as our Executive Chairperson. Prior to our IPO, Mr. Blair served on the Boards of our predecessor entities, Invitation Homes L.P., Preeminent Holdings Inc., Invitation Homes 3 L.P., Invitation Homes 4 L.P., Invitation Homes 5 L.P. and Invitation Homes 6 L.P. (collectively, the “IH Holding Entities”) since September 2013 and as Executive Chairperson thereof since November 2014. Mr. Blair currently serves as the Chairman of the Board of PulteGroup, Inc. (NYSE: PHM), one of the largest home builders in the U.S. Additionally, he serves on the Board of Regency Centers Corp. (NYSE: REG), one of the largest owners of shopping centers in the U.S., where he chairs the Nominating and Corporate Governance Committee. Mr. Blair also currently serves on the Advisory Board of the MIT Center for Real Estate, the Advisory Board of the Boston College Center for Real Estate and Urban Action and the Advisory Board of Home Start, a non-profit focused on ending homelessness in the greater Boston area. Mr. Blair is the former Chairman and Chief Executive Officer of AvalonBay Communities, Inc. (“AvalonBay”) (NYSE: AVB), a real estate investment trust (“REIT”)

5	2018 Proxy Statement

Proposal No. 1—Election of Directors (continued)

focused on the development, acquisition and management of multifamily apartments throughout the U.S., where he served as Chief Executive Officer from 2001 to 2012 and Chairman from 2002 through 2013. Prior to his role as Chief Executive Officer and Chairman, he served as AvalonBay’s President, Chief Operating Officer, Chief Investment Officer and Senior Vice President of Development, Acquisitions and Construction. Prior to the formation of Avalon Properties in 1993, Mr. Blair was a Partner with Trammell Crow Residential. Mr. Blair also previously served as a Senior Advisor to McKinsey and Co. and as a part time faculty member at Boston College. Mr. Blair is the past Chairman of National Association of Real Estate Investment trusts (“Nareit”), where he also served on the Executive Committee and on the Board of Governors. He is a past member of the Urban Land Institute (“ULI”), where he served as a Trustee and was past chairman of the Multi-Family Council. Mr. Blair is a past member of the Young Presidents Organization and a former member of the World Presidents Organization.

Our Board considered Mr. Blair’s experience in real estate development and investment, including his having spent over 10 years as chairman and chief executive officer of a public real estate investment trust, experience managing day to day operations and preparation and review of complex financial reporting statements as chief executive officer of AvalonBay Communities, Inc., his experience as the Chairman of Nareit and his prior director positions.

FREDERICK C. TUOMI

Age: 63 Director since: November 2017

Mr. Tuomi has served as our President and Chief Executive Officer and a director on our Board since November 2017, following our Merger with SWH. Mr. Tuomi served as SWH’s Chief Executive Officer from January 2016 until November 2017 and as a member of SWH’s Board from March 2017 to November 2017. Prior to his service at SWH, Mr. Tuomi served as Co-President of Colony American Homes, Inc. (“CAH”) from March 2015 and as and Chief Operating Officer from July 2013, each until SWH’s January 2016 merger with CAH. While at CAH, Mr. Tuomi was responsible for setting its strategic direction and leading the operations of its single-family rental operations including construction/renovations, marketing, leasing, property management, asset management, human resources and information technology. Prior to joining CAH, Mr. Tuomi was Executive Vice President and President—Property Management for Equity Residential, which he joined in 1994. He led the development of Equity Residential’s property management group through years of rapid growth and expansion to become the largest multifamily REIT in the U.S., while helping to pioneer its leading operational platform. Prior to Equity Residential, he was President of Residential Asset Management Group, a subsidiary of Post Properties. Throughout his career, he has served on numerous multifamily industry boards and executive committees, including the National Multi-Housing Council, California Housing Council, California Apartment Association and the USC Lusk Center for Real Estate. Since September 2014, Mr. Tuomi has also served as a director and on the Audit and Compensation Committees of Tejon Ranch Co. (NYSE: TRC), a diversified real estate development and agribusiness company. Mr. Tuomi also currently serves on the Board and as Treasurer of the National Rental Home Council (“NRHC”).

Our Board considered Mr. Tuomi’s extensive familiarity with and thorough knowledge of our business and industry as a result of his over 30 years of experience in the real estate sector, serving in various senior and executive capacities, his vast public company experience as well as his service on the NRHC.

2018 Proxy Statement	6

Proposal No. 1—Election of Directors (continued)

RICHARD D. BRONSON

Age: 73 Director since: November 2017

Mr. Bronson has served on our Board since November 2017. From January 2016 to November 2017, Mr. Bronson served on the Board of SWH and, from January 2014 to January 2016, served on the Board of Starwood Waypoint Residential Trust (“SWAY”), SWH’s predecessor. Mr. Bronson has been the Chief Executive Officer of The Bronson Companies, LLC, a real estate development company, since 2000 and has been involved in the development of several shopping centers and office buildings throughout the U.S. Mr. Bronson currently serves on the Board of Starwood Property Trust, Inc. (NYSE: STWD) and was previously a director of TRI Pointe Group, Inc. (NYSE: TPH) and Mirage Resorts Inc.. He also previously served as President of New City Development, an affiliate of Mirage Resorts Inc., where he oversaw many of the company’s new business initiatives and activities outside Nevada, and was Vice President of the International Council of Shopping Centers, an association representing 50,000 industry professionals in more than 80 countries. Mr. Bronson currently serves on the Board of the Neurosurgery Division at UCLA Medical Center and is a member of the Western Real Estate Business Editorial Board.

Our Board considered Mr. Bronson’s experience and knowledge in the real estate industry, which the Board believes provides us with valuable insight into potential investments and the current state of the real estate markets.

KENNETH A. CAPLAN

Age: 44 Director nominee

Mr. Caplan is a Senior Managing Director and the Global Co-Head of Blackstone’s real estate group. Prior to this, Mr. Caplan served as Global Chief Investment Officer of Blackstone’s real estate group and, prior to that, as Blackstone’s Head of Real Estate Europe. Before joining Blackstone in 1997, Mr. Caplan worked for Lazard Frères & Co. in the real estate banking group. Mr. Caplan currently serves on the Board of Hilton Grand Vacations Inc. (NYSE: HGV) and on the Board of Trustees of Prep for Prep. Mr. Caplan previously served on our Board from January 2017 following our IPO until the consummation of the Merger in November 2017.

Our Board considered Mr. Caplan’s experience as Global Co-Head of Blackstone’s real estate group and, before that, as its Global Chief Investment Officer, which the Board believes will provide us with significant insight into the real estate industry. Additionally, the Board believes that Mr. Caplan’s specific experience in Europe will provide us with additional global experience and perspective.

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Proposal No. 1—Election of Directors (continued)

MICHAEL D. FASCITELLI

Age: 61 Director since: November 2017

Mr. Fascitelli has served on our Board since November 2017. From January 2016 to November 2017, Mr. Fascitelli served on the Board of SWH and, from January 2014 to January 2016, served on the Board of SWAY. Since June 2013, Mr. Fascitelli has been the owner and principal of MDF Capital LLC, a private investment firm. Mr. Fascitelli is also a co-founder and a Managing Partner of Imperial Companies, a real estate investment and development company. Mr. Fascitelli has served as member of the Board of Trustees of Vornado Realty Trust (NYSE: VNO) since 1996. He served as the President of Vornado Realty Trust from 1996 to April 2013 and its Chief Executive Officer from May 2009 to April 2013. Mr. Fascitelli served as the President of Alexander’s Inc., a real estate investment trust and an affiliate of Vornado Realty Trust, from August 2000 to April 2013. Prior to joining Vornado Realty Trust in 1996, from December 1992 to December 1996, Mr. Fascitelli was a partner at Goldman Sachs & Co., an investment banking firm, in charge of its real estate practice. Mr. Fascitelli also serves as the chairman of the investment committee and a board member of Cadre, a real estate technology company. He serves as a board member of Child Mind Institute, The Rockefeller University, Urban Land Institute and University of Rhode Island. Mr. Fascitelli is a former Commissioner of the Port Authority of New York and New Jersey and a past Chairman of the Wharton Real Estate Center where he served on the executive committee.

Our Board considered Mr. Fascitelli’s executive experience as President and Chief Executive Officer of Vornado Realty Trust and his extensive knowledge of and experience in the real estate industry, which the Board believes provide us with valuable experience and insight.

ROBERT G. HARPER

Age: 40 Director since: January 2017

Mr. Harper has served on our Board since January 2017. Mr. Harper currently serves as the Head of U.S. Asset Management for Blackstone. Since joining Blackstone in 2002, Mr. Harper has been involved in analyzing Blackstone’s real estate equity and debt investments in all property types. Mr. Harper has previously served as Head of Europe for the Blackstone Real Estate Debt Strategies business and, prior to joining Blackstone, Mr. Harper worked for Morgan Stanley’s real estate private equity group.

Our Board considered Mr. Harper’s affiliation with Blackstone, significant experience in working with companies closely affiliated with private equity sponsors, particularly in the real estate industry, experience with real estate investing and extensive financial background.

2018 Proxy Statement	8

Proposal No. 1—Election of Directors (continued)

JEFFREY E. KELTER

Age: 63 Director since: November 2017

Mr. Kelter has served on our Board since November 2017. From January 2016 to November 2017, Mr. Kelter served on the Board of SWH and, from January 2014 to January 2016, served on the Board of SWAY. Mr. Kelter is a founding partner of KSH Capital, which provides real estate entrepreneurs with capital and expertise to grow their platform. Prior to founding KSH Capital, Mr. Kelter was the founding partner and Chief Executive Officer of KTR Capital Partners, a private equity real estate investment and operating company focused on industrial properties throughout North America, until its May 2015 sale to Prologis, Inc. From 1997 to 2004, Mr. Kelter was President and Chief Executive Officer and served on the Board of Keystone Property Trust (“Keystone”), an industrial REIT. Mr. Kelter founded the predecessor to Keystone in 1982, and took the company public in 1997, where he and the management team directed its operations until its sale in 2004. Prior to forming Keystone, he served as President and Chief Executive Officer of Penn Square Properties, Inc., a real estate company which he founded in 1982. Mr. Kelter currently serves on the Board of Gramercy Property Trust (NYSE: GPT) and is a trustee of the ULI, Cold Spring Harbor Laboratory, Westminster School and Trinity College.

Our Board considered Mr. Kelter’s executive experience as President and Chief Executive Officer of Keystone and Penn Square and his extensive experience of over 20 years in commercial real estate.

JOHN B. RHEA

Age: 52 Director since: October 2015

Mr. Rhea has served on our Board since January 2017 and, prior to our IPO, from October 2015 to January 2017, served on the Boards of the IH Holding Entities. Mr. Rhea has served as President, Capital Markets and Corporate Finance at Siebert Cisneros Shank & Co., LLC, a full-service investment banking firm, since June 2017. Mr. Rhea is also Managing Partner of RHEAL Capital Management, LLC, a real estate development and investment firm he founded in March 2014, specializing in multifamily rental housing and mixed-use projects. Mr. Rhea previously served as a Senior Advisor to The Boston Consulting Group, a worldwide management consulting firm from July 2014 to September 2017. From May 2009 to January 2014, Mr. Rhea was a senior appointee of Michael R. Bloomberg, Mayor of the City of New York, where he served as Chairman and Chief Executive Officer of the New York City Housing Authority. Prior to his service with the Bloomberg Administration, Mr. Rhea was Managing Director and Co-Head of Consumer and Retail investment banking at Barclays Capital (and its predecessor firm Lehman Brothers) from May 2005 to April 2009. Previously, Mr. Rhea served as Managing Director at JPMorgan Chase & Co. from May 1997 to April 2005. Earlier in his career, Mr. Rhea worked at PepsiCo, Inc. and The Boston Consulting Group. Mr. Rhea has served on and chaired several non-profit boards and is currently a director of Wesleyan University, Red Cross Greater New York and University of Detroit Jesuit High School.

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Proposal No. 1—Election of Directors (continued)

Our Board considered Mr. Rhea’s significant experience in our industry, including in development and regulation and his prior senior positions at real estate companies and regulatory bodies, including as Chairman and CEO of the New York City Housing Authority, and other companies.

JANICE L. SEARS

Age: 57 Director since: January 2017

Ms. Sears has served on our Board since January 2017. Ms. Sears serves on the Board and is the Audit Committee Chairperson of Essex Property Trust, Inc. (NYSE: ESS), a fully integrated REIT, and as the Board Chairperson of The Swig Company, LLC, a corporate owner of office properties nationwide. From March 2014 to January 2016, Ms. Sears served as a Director and as the Audit Committee Chairperson of BioMed Realty Trust, Inc. and, from 1998 to 2009, was a Managing Director, Western Region Head in the Real Estate, Gaming & Lodging Investment Banking Group at Banc of America Securities where she was also the San Francisco Market President for Bank of America. From 1988 to 1998, Ms. Sears was Head of Client Management for Bank of America’s Commercial Real Estate Group in California, where she oversaw client relationships with REITs, homebuilders and opportunity funds. From September 1982 to June 1988, Ms. Sears was a Real Estate Economist at both Chemical Bank and Citicorp in New York. Her professional activities have included the Nareit, ULI and the National Association of Corporate Directors. Ms. Sears is the past President and past Treasurer of the San Francisco Chapter of the National Charity League and most recently sat on the Boards of the San Francisco Chamber of Commerce, the San Francisco Economic Development Council and Leadership San Francisco. She acts as an advisor to the Audit Committee of the education non-profit San Francisco Art Institute.

Our Board considered Ms. Sears’ knowledge of capital markets and accounting methods and principles, as well as her extensive financial background and experience working in the commercial real estate and REIT industry.

WILLIAM J. STEIN

Age: 56 Director since: October 2012

Mr. Stein has served on our Board since January 2017 and, prior to our IPO, from October 2012 to January 2017, served on the Boards of the IH Holding Entities. Mr. Stein has been a Senior Managing Director of Blackstone since January 2006. Since joining Blackstone in 1997, Mr. Stein has been involved in the direct asset management and asset management oversight of Blackstone’s global real estate platform. Before joining Blackstone, Mr. Stein was a Vice President at Heitman Real Estate Advisors and JMB Realty Corp. Mr. Stein currently serves on the Board of Nevada Property 1 LLC (The Cosmopolitan of Las Vegas), where he serves on the Audit Committee, and on the Board of BRE Select Hotels Corp (a voluntary filer with the Securities and Exchange Commission (the “SEC”). He previously served on the Board of Hilton Worldwide Holdings Inc. (NYSE: HLT), Extended Stay America, Inc. (NYSE: STAY), La Quinta Holdings Inc. (NYSE:LQ) and Brixmor Property Group Inc. (NYSE: BRX). Mr. Stein is a member of the University of Michigan Ross School of Business Advisory Board and the University of Michigan Real Estate Fund Advisory Board.

2018 Proxy Statement	10

Proposal No. 1—Election of Directors (continued)

Our Board considered Mr. Stein’s tenure with Blackstone, his involvement in the direct asset management and asset management oversight of Blackstone’s global real estate platform, his extensive financial background and his experience as an asset manager focusing on real estate investments.

BARRY S. STERNLICHT

Age: 57 Director since: November 2017

Mr. Sternlicht has served on our Board since November 2017. From January 2016 to November 2017, Mr. Sternlicht served as one of the two Co-Chairmen on SWH’s Board and, from 2012 to January 2016, served on the Board of SWAY. Mr. Sternlicht has been the President and Chief Executive Officer of Starwood Capital Group, a private investment firm with a primary focus on global real estate, since its formation in 1991. During this time, Mr. Sternlicht has structured investment transactions with an asset value of more than $84 billion. From September 1997 to May 2005, Mr. Sternlicht was the Chairman of the Board of Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) until its acquisition by Marriott International, Inc. and its Chief Executive Officer from January 1999 to October 2004. Mr. Sternlicht has served as Chairman of the Board and Chief Executive Officer of Starwood Property Trust, Inc. (NYSE: STWD) since its inception in 2009. From January 2013 to March 2017, Mr. Sternlicht served as Chairman of the Board of TRI Pointe Group, Inc. (NYSE: TPH). Mr. Sternlicht is currently the Chairman of the Board of Baccarat, S.A. and serves on the Board of The Estée Lauder Companies, Inc. (NYSE: EL). From 2012 to 2014, Mr. Sternlicht served on the Board of Restoration Hardware Holdings, Inc. (NYSE: RH) and is a former Trustee of Brown University on whose Board he served for 12 years. He also currently serves on the Boards of The Robin Hood Foundation, the Real Estate Roundtable, the Dreamland Film & Performing Arts Center and the Executive Advisory Board of Americans for the Arts. Mr. Sternlicht is a member of the U.S. Olympic and Paralympic Foundation Trustee Council, the World Presidents Organization and the ULI.

Our Board considered Mr. Sternlicht’s extensive experience in both the real estate markets and as a senior executive and director of other publicly traded companies, which the Board believes enables him to provide us with leadership and financial expertise as well as insight into the current status of the global financial markets.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

11	2018 Proxy Statement

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Corporate Governance

The business and affairs of the Company are managed under the direction of our Board, as provided by Maryland law, and the Company conducts its business through meetings of the Board and its four standing committees: the Audit Committee, the Compensation and Management Development Committee (the “Compensation Committee”), the Nominating and Corporate Governance Committee and the Investment and Finance Committee.

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include:

•	our Board is not classified whereby each of our directors is subject to annual reelection, and we will not classify our Board in the future without the approval of our stockholders;

•	our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	we have opted out of the Maryland business combination and control share acquisition statutes and cannot opt in without stockholder approval;

•	our directors and executive officers are subject to stock ownership and retention requirements;

•	our directors are not expected to serve after reaching age 75;

•	we intend that no director serve more than 15 years on our Board;

•	stockholders holding a majority of outstanding shares have the right to amend, alter or repeal our Bylaws, or adopt new Bylaws, at a duly called meeting of stockholders;

•	our stockholders may act on written consent;

•	we do not have a stockholder rights plan, and we will not adopt a stockholder rights plan in the future without stockholder approval; and

•	we have instituted a range of other corporate governance best practices, including limits on the number of directorships held by our directors to prevent “overboarding,” a robust director education program, rotation of committee members, regular Board and committee evaluations and a commitment to Board refreshment and diversity.

The stockholders agreement described under “Transactions with Related Persons—Stockholders Agreement” provides that Blackstone has the right to nominate directors to serve on our Board based on its percentage ownership of our common stock. Currently, Blackstone has the right to nominate three directors and it has designated Messrs. Caplan, Harper and Stein, each of whom are employed by Blackstone. The provisions of the stockholders agreement regarding the nomination of directors will remain in effect until Blackstone is no longer entitled to nominate a director to our Board, unless Blackstone requests terminating such rights at an earlier date.

Following our February 2017 IPO until we completed the Merger with SWH in November 2017, we were a “controlled company” within the meaning of the rules of the NYSE and, accordingly, were exempt from certain of NYSE’s governance requirements, including the requirement that a majority of our Board consist of independent directors and that we have a compensation committee and a nominating and corporate governance committee each composed entirely of independent directors. Notwithstanding this “controlled company” status, since our IPO, we have had a fully independent Audit Committee, and we currently have a fully independent Compensation Committee. Our Nominating and Corporate Governance Committee currently consists of four members, three of whom have been determined independent, and we will have a fully independent Nominating and Corporate Governance Committee within the transition period permitted under the NYSE rules after a company ceases to qualify as a “controlled company.”

2018 Proxy Statement	12

The Board of Directors and Certain Governance Matters (continued)

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and the NYSE rules, a director is not independent unless the Board affirmatively determines that, in addition to not have a disqualifying relationship, as set forth in the NYSE rules, he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries which, in the opinion of the Board would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually. In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether such relationship is material and whether such relationship would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Nominating and Corporate Governance Committee undertook reviews of director independence during 2017, both in connection with the Company’s IPO and in connection with the Merger when directors then serving on SWH’s Board joined our Board, and made recommendations to our Board as to those directors meeting the requisite NYSE independence standards applicable to serve on the Board and any heightened standards to serve on a committee of the Board. As a result of these reviews, the Board has affirmatively determined that each of Richard D. Bronson, Kenneth A. Caplan, Michael D. Fascitelli, Robert G. Harper, Jeffrey E. Kelter, John B. Rhea, Janice L. Sears, William J. Stein and Barry S. Sternlicht is independent under all applicable NYSE standards for Board service and under our Corporate Governance Guidelines. At the committee level, the Board has affirmatively determined that each of Richard D. Bronson, Jeffrey E. Kelter, John B. Rhea and Janice L. Sears, as members of the Audit Committee, is “independent” for purposes of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that each of Michael D. Fascitelli, Jeffrey E. Kelter, John B. Rhea and William J. Stein, as members of the Compensation Committee, is “independent” for purposes of Section 10C(b) of the Exchange Act.

In making its independence determinations, the Board considered and reviewed all information known to it, including information identified through several directors’ questionnaires.

Board Structure

Our Articles of Incorporation and our Bylaws provide that our Board will consist of such number of directors as may from time to time be fixed by the Board, but may not be more than 15 or fewer than the minimum number permitted by Maryland law, which is one.

Our Board is led by our Chairperson, and the Chairperson position is separate from our President and Chief Executive Officer position. We believe that the separation of the Chairperson and Chief Executive Officer positions is appropriate corporate governance for us at this time. Accordingly, Mr. Blair serves as Chairperson, while Mr. Tuomi serves as our President and Chief Executive Officer. Our Board believes that this structure best encourages the free and open dialogue of competing views and provides for strong checks and balances. Additionally, our Chairperson’s attention to Board and committee matters allows the President and Chief Executive Officer to focus more specifically on overseeing the Company’s day-to-day operations, as well as strategic opportunities and planning.

13	2018 Proxy Statement

The Board of Directors and Certain Governance Matters (continued)

Committees of the Board of Directors; Meetings of the Board of Directors and its Committees

Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Investment and Finance Committee. The following table summarizes the current membership of each of the Board’s committees.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Investment and Finance Committee
Bryce Blair*			Member
Frederick C. Tuomi				Member
Richard D. Bronson	Member		Member
Michael D. Fascitelli		Member		Chairperson
Jonathan D. Gray
Robert G. Harper			Member	Member
Jeffrey E. Kelter	Member	Member
John B. Rhea	Member	Chairperson
Janice L. Sears	Chairperson			Member
William J. Stein		Member	Chairperson
Barry S. Sternlicht

*	Chairperson of the Board

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and our annual meeting of stockholders. During the year ended December 31, 2017, the Board held 10 meetings, the Audit Committee held five meetings, the Compensation Committee held six meetings, the Nominating and Corporate Governance Committee held one meeting and the Investment and Finance Committee held three meetings. In 2017, each director attended at least 75% of the meetings of the Board and committees on which he or she served as a member. We did not hold an annual meeting of stockholders in 2017.

Audit Committee

Each member of the Audit Committee has been determined to be “independent” in accordance with our Audit Committee charter and applicable NYSE and Exchange Act rules applicable to boards of directors generally and audit committees in particular. The Board has also determined that each member of the Audit Committee is “financially literate” within the meaning of the NYSE rules and that each of Mr. Rhea and Ms. Sears qualifies as an “audit committee financial expert” as defined by applicable SEC rules.

The Audit Committee is responsible for, among other things:

•	assisting the Board with its oversight of our accounting and financial reporting process and financial statement audits;

•	assisting the Board with its oversight of our disclosure controls procedures and our internal control over financial reporting;

•	assessing the independent registered public accounting firm’s qualifications and independence;

•	engaging the independent registered public accounting firm;

•	overseeing the performance of our internal audit function and independent registered public accounting firm;

•	assisting with our compliance with legal and regulatory requirements in connection with the foregoing; and

•	overseeing our exposure to risks facing the Company, including, but not limited to, financial risks, information technology risks, tax risks, legal risks and enterprise risks.

2018 Proxy Statement	14

The Board of Directors and Certain Governance Matters (continued)

Compensation and Management Development Committee

Each member of the Compensation Committee has been determined to be “independent” in accordance with our Compensation and Management Development Committee charter and the applicable NYSE and Exchange Act rules applicable to boards of directors generally and compensation committees in particular.

The Compensation Committee is responsible for, among other things:

•	establishing and reviewing the Company’s overall compensation philosophy;

•	overseeing the goals, objectives and compensation of our President and Chief Executive Officer, including evaluating the performance of the President and Chief Executive Officer in light of those goals;

•	reviewing and determining the salaries, performance-based incentives, and other matters related to the compensation of our other executive officers;

•	making recommendations to the Board regarding director compensation;

•	approving our benefit and other compensation plans and setting the terms of and making awards thereunder; and

•	assisting with our compliance with the compensation rules, regulations and guidelines promulgated by the NYSE, the SEC and other law, as applicable.

Nominating and Corporate Governance Committee

A majority of the members of our Nominating and Corporate Governance Committee has been determined to be “independent,” in accordance with our Nominating and Corporate Governance Committee charter and the applicable NYSE rules. As described above, we were a “controlled company” under the NYSE rules until the November 2017 Merger. We are permitted under a transition period under the NYSE rules to have a fully independent Nominating and Corporate Governance Committee within one year after ceasing to be a “controlled company.”

The Nominating and Corporate Governance Committee is responsible for, among other things:

•	developing a set of governance principles applicable to the Company and overseeing the Company’s governance policies;

•	identifying, reviewing, assessing and making recommendations to the Board as to candidates to serve on the Board and its committees;

•	considering matters related to director independence and conflicts of interest;

•	recommending those to serve as committee chairpersons; and

•	overseeing the annual evaluation of the Board and management.

Investment and Finance Committee

The Board has established an Investment and Finance Committee composed solely of members of the Board. The Investment and Finance Committee is responsible for, among other things:

•	overseeing matters related to the Company’s investments in real estate assets proposed by management;

•	overseeing the performance of the Company’s assets;

•	reviewing the Company’s investment and disposition policies, procedures, strategies and programs; and

•	reviewing the Company’s capital raising and other financing activities.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe our Board’s views and policies on a wide range of governance topics. These Corporate Governance Guidelines are reviewed periodically by our Nominating and Corporate Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by our Board.

15	2018 Proxy Statement

The Board of Directors and Certain Governance Matters (continued)

Our Corporate Governance Guidelines, Audit Committee charter, Compensation Committee charter, Nominating and Corporate Governance Committee charter, Investment, Finance Committee charter, and other corporate governance information are available on our website at www.invitationhomes.com under “About Us”—“Investors”—“Corporate Governance”—“Governance Documents”. Any stockholder also may request them in print, without charge, by contacting the Corporate Secretary of Invitation Homes Inc., 1717 Main Street, Suite 2000, Dallas, Texas 75201.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and directors who have not been determined independent. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session.

Code of Business Conduct and Ethics

We maintain a Code of Business Conduct and Ethics (the “Code of Conduct”) that is applicable to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions and is posted on our website at www.invitationhomes.com under “About Us”—“Investors”—“Corporate Governance”—“Governance Documents”. Our Code of Conduct sets forth our policies and expectations on a number of topics, including, but not limited to, conflicts of interest, compliance with laws, use of our assets and business conduct and fair dealing. Our Code of Conduct is a “code of ethics,” as defined by Item 406 of Regulation S-K promulgated by the SEC. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Conduct on our website rather than by filing a Form 8-K and within the time period required under applicable rules and regulations.

Oversight of Risk Management

The Board has overall responsibility in the oversight of risk management related to the Company and its business. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The Board is supported in its risk oversight function by its Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Investment and Finance Committee. Each of these committees regularly meets with and reports to the Board. In addition, members of the Board also regularly meet with members of management and other key personnel who advise the Board on areas of enterprise risk, the Company’s policies and practices in overseeing these risks, the Company’s mitigation and response strategies and any incidents that have arisen.

The Audit Committee assists the Board in its risk oversight responsibilities by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements, risk related to information security and system disruption and our enterprise risk management program. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. The Compensation Committee assists the Board by overseeing and evaluating risks related to the Company’s compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters. The Compensation Committee also considers, and discusses with management, whether any risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect the Company. The Nominating and Corporate Governance Committee oversees and evaluates programs and risks associated with Board and Board committee membership and structure, succession planning and corporate governance. The Investment and Finance Committee focuses on financial risks associated with the Company’s cash management, investment and financing policies and practices, asset portfolio and potential acquisitions and divestitures.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for recommending to the Board nominees for election as director, and the Board is responsible for selecting nominees for election. This nomination process occurs as part of the slate of directors nominated for election at our annual meeting of stockholders and at times when there is a vacancy on the Board or other need to add a director to the Board.

2018 Proxy Statement	16

The Board of Directors and Certain Governance Matters (continued)

As part of this nomination process, the Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and, in considering such candidates, also assesses the size, composition and combined expertise of the Board the extent to which the candidate would fill a present need on the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates but rather takes into account all factors it considers appropriate such as the individual’s relevant career experience, strength of character, judgment, familiarity with the Company’s business and industry, independence of thought, an ability to work collegially, diversity of background, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations, corporate governance background, financial and accounting background, executive compensation background, relevant industry experience and technical skills and the size, composition and combined expertise of the existing Board.

The Nominating and Corporate Governance Committee may seek referrals and/or receive recommendations from other members of the Board, management, stockholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees for election at the annual meeting, the Nominating and Corporate Governance Committee also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board. When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above.

17	2018 Proxy Statement

The Board of Directors and Certain Governance Matters (continued)

We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Board’s nomination of the directors named in this Proxy Statement and proposed for election by you at the Annual Meeting. We believe that the director nominees are highly qualified individuals who possess a range of relevant skills, expertise and attributes, such as:

Each of Messrs. Caplan, Harper and Stein were recommended by Blackstone to serve on our Board pursuant to the stockholders agreements described below under “Transactions with Related Persons,” and each of Messrs. Blair and Rhea were recommended by Blackstone and our management. After working with an independent third-party search firm to identify potential candidates, the Board appointed Ms. Sears to serve on the Board. Each of Mr. Tuomi, Bronson, Fascitelli, Kelter and Sternlicht were appointed to serve on our Board pursuant to the terms of our merger agreement with SWH. Each of the foregoing director nominees was evaluated in accordance with our standard review process for director candidates in connection with their initial appointment and their nomination for election or re-election, as applicable, at the Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary, Invitation Homes Inc., 1717 Main Street, Suite 2000, Dallas, Texas 75201. All recommendations for nomination received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its

2018 Proxy Statement	18

The Board of Directors and Certain Governance Matters (continued)

consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our Bylaws. These requirements are also described under the caption “Stockholder Proposals for the 2019 Annual Meeting.”

Communications with the Board

As described in the Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with the Chairperson of the Board, the chairperson of any of the Audit, Compensation, or Nominating and Corporate Governance Committees or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Chief Legal Officer of the Company, at Invitation Homes Inc., 1717 Main Street, Suite 2000, Dallas, Texas 75201, who will forward such communications to the appropriate party. Such communications may be done confidentially or anonymously.

Stock Ownership Policy

We have adopted a stock ownership policy under which each of the Company’s officers subject to Section 16 of the Exchange Act and each nonemployee director serving on the Board who is eligible to receive compensation for his or her service on the Board or committee thereof is expected to own shares of our common stock equal in market value to a specified multiple of his or her annual base salary or cash retainer, as applicable. Under this policy, our President and Chief Executive Officer is expected to own equity in an amount equal to six times his or her annual base salary, the other officers are expected to own equity in an amount equal to three times his or her annual base salary and the compensated directors are expected to own equity in an amount equal to five times his or her annual cash retainer for serving on the Board (exclusive of any cash payable for service on a committee of the Board or as a chairperson of the Board or committee of the Board). The ownership requirement is expected to be satisfied within five years of the date that the person becomes subject to the policy. In addition, the stock ownership policy provides that, until such person satisfies the ownership requirement, he or she is required to retain at least 50% of the equity such person holds that qualifies toward the ownership requirement and, once the ownership requirement is met, the person must retain the requisite level of equity for so long as he or she is subject to the policy.

19	2018 Proxy Statement

COMPENSATION OF DIRECTORS

During 2017, our Board underwent several changes, first, in connection with our IPO and, then, in connection with our Merger. As a result, during 2017 our Board was composed as follows:

Name	January 1, 2017 to January 31, 2017 (Pre-IPO)	January 31, 2017 to November 16, 2017 (Post-IPO and Pre-Merger)	November 16, 2017 to present (Post-Merger)
John B. Bartling Jr.(1)	x	x
Bryce Blair	x	x	x
Richard D. Bronson(2)			x
Kenneth A. Caplan(3)		x
Michael D. Fascitelli(2)			x
Nicholas C. Gould	x	x
Peter E. Gould	x
Jonathan D. Gray(3)	x	x	x
Robert G. Harper(3)		x	x
Jeffrey E. Kelter(2)			x
Devin Peterson(3)	x
John B. Rhea	x	x	x
David A. Roth(3)	x	x
John G. Schrieber		x
Janice L. Sears		x	x
William J. Stein(3)	x	x	x
Barry S. Sternlicht(2)			x
Dallas B. Tanner(1)	x
Frederick C. Tuomi(1)(2)			x

(1)	Employed by the Company, as applicable.
(2)	Formerly on SWH’s Board and joined our Board in connection with the Merger.
(3)	Affiliated with Blackstone.

Both prior to and following our IPO, no director employed by us or affiliated with Blackstone received compensation for serving on our Board. Accordingly, in 2017, neither Messrs. Bartling, Caplan, Gray, Harper, Peterson, Roth, Stein, Tanner nor Tuomi received compensation for serving on our Board.

Annual Director Compensation Program

In connection with our IPO, we adopted an annual director compensation program under which eligible non-employee directors are entitled to receive annual compensation as follows:

•	a cash retainer of $60,000 ($350,000 in the case of the Board Chairperson);

•	an additional cash retainer of $20,000 for those serving as the chairperson of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Investment and Finance Committee; and

•	an equity award of $120,000 ($350,000 in the case of the Board Chairperson) in the form of time-vesting restricted stock units (“RSUs”), which will generally vest in full on the date of our next annual meeting of stockholders following the grant date, subject to the director’s continued service on such vesting date and will be in respect of a number of shares equal to the award amount divided by the closing price of our common stock on the grant date.

2018 Proxy Statement	20

Compensation of Directors (continued)

In addition to the foregoing, Mr. Blair continues to receive an annual stipend in an amount of $40,000 in connection with the cost of his administrative support services. Our directors do not otherwise receive any other Company-paid or reimbursed personal benefits. In addition, our directors are not paid any fees for attending meetings, however, each director is reimbursed for reasonable travel and related expenses associated with his or her attendance at Board or committee meetings.

Director Compensation Table for Fiscal 2017

The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
John B. Bartling Jr.	—	—	—	—
Bryce Blair	$475,833	$6,081,243	$44,045	$6,601,121
Richard D. Bronson	—	—	—	—
Kenneth A. Caplan	—	—	—	—
Michael D. Fascitelli	—	—	—
Nicholas C. Gould	$75,833	$775,000	$4,674	$855,507
Peter E. Gould	$20,833	$625,000	$6,109	$651,942
Jonathan D. Gray	—	—	—	—
Robert G. Harper	—	—	—	—
Jeffrey E. Kelter	—	—	—
Devin Peterson	—	—	—	—
John B. Rhea	$183,750	$390,000	—	$573,750
David A. Roth	—	—	—	—
John G. Schrieber	$83,750	$150,000	—	$233,750
Janice L. Sears	$60,000	$270,000	—	$330,000
William J. Stein	—	—	—	—
Barry S. Sternlicht	—	—	—
Dallas B. Tanner	—	—	—	—
Frederick C. Tuomi	—	—	—	—

(1)	Represents the cash fees earned by each director during 2017 pursuant to our director compensation program then in effect prorated for the period he or she served on the Board and committees thereof during 2017. Following our IPO and prior to the Merger, Mr. Blair continued to serve as Board Chairperson and initially served as Chairperson of the Compensation Committee, Mr. Rhea initially served as Chairperson of the Audit Committee and Mr. Stein served as the Chairperson of the Nominating and Corporate Governance Committee. In September 2017, Mr. Rhea and Ms. Sears were appointed to serve as Chairperson of the Compensation Committee and Audit Committee, respectively. As a result of the period during 2017 during which the director served as a committee chairperson, the 2017 committee chairperson fees were as follows: Mr. Blair—$15,000; Mr. Rhea—$20,000; and Ms. Sears—$5,000. In addition to the fees earned as part of our annual director compensation program, the Board also awarded cash payments of $100,000 for each of Messrs. Blair and Rhea in recognition of additional effort they provided during 2017 as members of the director working group in connection with the Merger. As employees of Blackstone, Messrs. Harper and Stein, who were the other members of this director working group, agreed that they would not receive such payments.

(2)	Amount represents the aggregate grant date fair value of the equity awards granted in 2017 calculated in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, using the assumptions discussed in Note 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “2017 10-K”). In accordance with the SEC’s rules, dividend equivalents that accrued on equity awards in 2017 are not reported above, because dividends were factored into the grant date fair value of these awards.

21	2018 Proxy Statement

Compensation of Directors (continued)

The grant date values reflected in the table above are in respect of: (a) the directors’ annual RSU awards; (b) the special RSU awards granted to Mr. Rhea and Ms. Sears at the time of the IPO; (c) Mr. Blair’s RSAs (as defined below) received in respect of his Incentive Units in the IH Promote Partnerships (each as defined below); (d) Messrs. Nicholas and Peter Gould’s and Blair’s RSUs received in respect of his IH6 Bonus Awards (as defined below); and (e) Mr. Blair’s RSUs received in respect of his Supplemental Bonus Award (as defined below).

(3)	As of December 31, 2017, the directors held unvested equity as follows:

Director	RSUs	RSAs
Bryce Blair	201,197	258
Richard D. Bronson	—	—
Nicholas C. Gould	—	—
Peter E. Gould	—	—
Jeffrey E. Kelter	—	—
John B. Rhea	19,500	—
John G. Schrieber	—	—
Janice L. Sears	13,500	—
Barry S. Sternlicht	—	—

(4)	The amount reported for Mr. Blair represents the Company-reimbursed costs for Mr. Blair’s administrative support services and Company-paid medical and dental premiums (the employer portion of the premiums) for Mr. Blair and his family. The amount reported for Nicholas Gould represents the Company-paid medical and dental premiums (both the employer and the participant portion of the premiums) for Mr. Gould and his family and Company-paid cell phone service. The amount reported for Peter Gould represents Company-paid medical and dental premiums (both the employer and the participant portion of the premiums) for Mr. Gould and his family and Company-paid cell phone service. All of these payments (other than those for Mr. Blair’s administrative support services) were discontinued at the end of February 2017.

Narrative to Director Compensation Table

This section contains a description of the material terms of our compensation arrangements in effect during 2017 for those directors eligible to receive compensation.

Prior to the IPO

Messrs. Nicholas and Peter Gould. Each of Messrs. Nicholas and Peter Gould were entitled to receive an annual cash retainer of $250,000 paid in quarterly installments, prorated for any partial service during any quarter. In addition, Messrs. Nicholas and Peter Gould received benefits as described in footnote 4 to the Director Compensation Table for Fiscal 2017.

Mr. Blair. As Executive Chairperson of our Board, Mr. Blair was entitled to receive an annual cash retainer of $500,000 payable in quarterly installments, prorated for any partial service during any quarter. In 2017, Mr. Blair received benefits as described in footnote 4 to the Director Compensation Table for Fiscal 2017.

Messrs. Rhea and Schreiber. Messrs. Rhea and Schreiber were each entitled to receive an annual cash retainer of $125,000 payable in quarterly installments, prorated for any partial service during any quarter.

Actions Taken in Connection with the IPO

In connection with the January 2017 grant of Incentive Units in IH6 (as defined below) and the January 2017 grant of the IH6 Bonus Awards described below under “Executive Compensation—Narrative to Summary Compensation Table—Long-Term Incentive Awards—Incentive Units and IH6 Bonus Awards,” we granted Incentive Units in IH6 and IH6 Bonus Awards to Messrs. Nicholas and Peter Gould and Blair. Messrs. Nicholas and Peter Gould and Blair were awarded 1,250, 1,250 and 500 Incentive Units in IH6, respectively. The IH6 Bonus Award for each of Messrs. Nicholas and Peter Gould and Blair were in an amount equal to $500 multiplied by the number of Incentive Units in IH6 granted to such director (which was $625,000, $625,000 and $250,000, respectively) and were subject to vesting and settlement on the same terms as the IH6 Bonus Awards granted to members of management and described below under “Executive Compensation—Narrative to Summary Compensation Table—Long-Term Incentive Awards—Incentive Units and IH6 Bonus Awards.”

2018 Proxy Statement	22

Compensation of Directors (continued)

In February 2017, the IH6 Bonus Awards converted into shares of vested RSUs in connection with our IPO, and the following table sets forth the number and value of vested RSUs Messrs. Nicholas and Peter Gould and Blair received with the value based on the $20.00 per share price of our common stock sold to the public in the IPO.

	Vested RSUs Received in Respect of IH6 Bonus Awards
Name	(#)	($)
Nicholas C. Gould	31,250	$625,000
Peter E. Gould	31,250	$625,000
Bryce Blair	12,500	$250,000

In addition, in connection with the IPO, all of Mr. Blair’s Incentive Units previously granted in the IH Promote Partnerships were converted into restricted shares of our common stock (“RSAs”). Similar to our executives, the shares delivered in the conversion are subject to the same vesting and other terms applicable to the corresponding Incentive Units converted. Accordingly, shares received in respect of vested Incentive Units are shares of vested common stock, and shares received in respect of unvested time-vesting and “exit-vesting” Incentive Units are shares of unvested time-vesting and exit-vesting RSAs. Mr. Blair’s unvested RSAs are scheduled to vest in full on August 1, 2018.

The following table sets forth the number and value of shares of vested common stock and shares of unvested RSAs that Mr. Blair received in exchange for all of his Incentive Units in the IH Promote Partnerships with the value based on the $20.00 per share price of our common stock sold to the public in the IPO.

	Vested Common Stock Received in Exchange for Vested Incentive Units		Unvested RSAs Received in Exchange for Unvested Incentive Units
Name	(#)	($)	(#)	($)
Bryce Blair	777	$15,540	258	$5,160

Messrs. Nicholas and Peter Gould received in respect of their Incentive Units similar limited partner interests in partnerships that hold shares of our common stock, and such limited partner interests are fully vested. In addition, the holders of Class A units in the IH Holding Entities (other than Blackstone), including Messrs. Nicholas and Peter Gould, received shares of our common stock upon conversion of such units.

Mr. Blair also participated in the Supplemental Bonus Plan described below under “Executive Compensation—Narrative to Summary Compensation Table—Long-Term Incentive Awards—Supplemental Bonus Plan” and was granted a non-discretionary cash award based on a sharing percentage in the bonus pool in the amount of $4,997,356, as well as a discretionary cash award in the amount of $199,983. Similar to that for our NEOs (as defined below), we converted Mr. Blair’s cash payable awards into time-vesting RSUs issued under the Invitation Homes Inc. 2017 Omnibus Incentive Plan (the “Incentive Plan”). The number of shares received in this conversion was determined in a manner intended to replicate the respective economic value associated with his award under the Supplemental Bonus Plan based on the valuation derived from the IPO price, and the number of RSUs issued in respect of his award was equal to the award amount divided by $20.00, the per share price of our common stock sold to the public in the IPO. All of Mr. Blair’s non-discretionary and discretionary Supplemental Bonus Plan RSU awards vest in three equal annual installments, with the first tranche vested on the February 6, 2017 completion of the IPO, and the second and third tranches vesting, respectively on the first and second anniversaries thereafter, subject to Mr. Blair’s continued service through the applicable vesting date.

The number of RSUs initially granted to Mr. Blair in January 2017 under the Supplemental Bonus Plan was calculated erroneously and resulted in 9,119 fewer RSUs granted than intended by the Board. As a result, in March 2017, the Board granted to Mr. Blair such 9,119 additional RSUs in full satisfaction of his award under the Supplemental Bonus Plan, which RSUs have the same vesting and other terms as his initial grant.

23	2018 Proxy Statement

Compensation of Directors (continued)

IPO Equity Awards

Upon the consummation of the IPO, we granted to Ms. Sears and Mr. Rhea a special equity award of 6,000 and 12,000 RSUs, respectively. These awards are scheduled to vest in full on May 24, 2018, subject to the director’s continued service on the Board until such date. Additionally, at the time of the IPO, we also granted to each non-employee director (other than directors affiliated with Blackstone) an annual equity-based award of 7,500 RSUs (21,875 RSUs in the case of Mr. Blair), which RSUs are scheduled to vest in full on May 24, 2018, subject to the director’s continued service on the Board until such date.

All RSUs granted to directors entitle the director to dividend equivalent payments in respect of the director’s RSUs, whether his or her RSUs unvested or vested and not yet settled. The dividend equivalents are deliverable to the director on the regular payment date that such dividends are made to the company’s stockholders and in the same form as delivered to such stockholders whether in cash or common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Members of our Compensation Committee during 2017 included Messrs. Blair, Fascitelli, Nicholas C. Gould, Harper, Kelter, Rhea, Roth and Stein. Mr. Nicholas C. Gould was formerly an officer of the Company, and Messrs. Harper, Roth and Stein are affiliates of Blackstone.

Related person transactions pursuant to Item 404(a) of Regulation S-K involving those who served on our Compensation Committee during 2017, and transactions involving Blackstone in which we participate are described in “Transactions with Related Persons.”

During fiscal 2017, none of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or Board.

2018 Proxy Statement	24

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is certain information regarding each of our current executive officers.

Frederick C. Tuomi

President and Chief Executive Officer

Age: 63

Mr. Tuomi has served as our President and Chief Executive Officer and a director on our Board since November 2017, following our Merger with SWH. Mr. Tuomi served as SWH’s Chief Executive Officer from January 2016 until November 2017 and as a member of SWH’s Board from March 2017 to November 2017. Prior to his service at SWH, Mr. Tuomi served as Co-President of CAH from March 2015 and as and Chief Operating Officer from July 2013, each until SWH’s January 2016 merger with CAH. While at CAH, Mr. Tuomi was responsible for setting its strategic direction and leading the operations of its single-family rental operations including construction/renovations, marketing, leasing, property management, asset management, human resources and information technology. Prior to joining CAH, Mr. Tuomi was Executive Vice President and President—Property Management for Equity Residential, which he joined in 1994. He led the development of Equity Residential’s property management group through years of rapid growth and expansion to become the largest multifamily REIT in the U.S., while helping to pioneer its leading operational platform. Prior to Equity Residential, he was President of Residential Asset Management Group, a subsidiary of Post Properties. Throughout his career, he has served on numerous multifamily industry boards and executive committees, including the National Multi-Housing Council, California Housing Council, California Apartment Association and the USC Lusk Center for Real Estate. Since September 2014, Mr. Tuomi has also served as a director and on the Audit and Compensation Committees of Tejon Ranch Co. (NYSE: TRC), a diversified real estate development and agribusiness company. Mr. Tuomi also currently serves on the Board and as Treasurer of the NRHC.

Ernest M. Freedman

Title: Executive Vice President and Chief Financial Officer

Age: 47

Mr. Freedman has served as our Executive Vice President and Chief Financial Officer since October 2015. Mr. Freedman previously served as Executive Vice President and Chief Financial Officer of Apartment Investment and Management Company (“Aimco”) from 2009 to 2015. Mr. Freedman joined Aimco in 2007 as Senior Vice President of Financial Planning and Analysis and served as Senior Vice President of Finance from February 2009 to November 2009, where he was responsible for financial planning, tax, accounting and related areas. From 2004 to 2007, Mr. Freedman served as Chief Financial Officer of HEI Hotels and Resorts. From 2000 to 2004, Mr. Freedman was at GE Real Estate in a number of capacities, including operations controller and finance manager for investments and acquisitions. From 1993 to 2000, Mr. Freedman was with Ernst & Young, LLP, including one year as a senior manager in the real estate practice. Mr. Freedman is a certified public accountant.

Mark A. Solls

Title: Executive Vice President, Chief Legal Officer and Secretary

Age: 62

Mr. Solls has served as our Executive Vice President, Chief Legal Officer and Secretary since August 2015. Mr. Solls previously served as Senior Vice President and General Counsel of DentalOne Partners, Inc., a dental service management organization, from August 2012 to July 2015. From April 2011 to July 2012, Mr. Solls served as a Legal Consultant to Susan G. Komen for the Cure Breast Cancer Foundation. Mr. Solls served as Executive Vice President and General Counsel of Concentra Inc., a healthcare management company, from August 2006 to January 2011. From September 2002 to May 2006, Mr. Solls served as Executive Vice President and General Counsel for Wyndham International, Inc., a leading hotel company. From 1998 to 2002, Mr. Solls served as Vice President and General Counsel of DalTile International Inc., a leading manufacturer and distributor of ceramic tile.

25	2018 Proxy Statement

Executive Officers of the Company (continued)

Dallas B. Tanner

Title: Executive Vice President and Chief Investment Officer

Age: 37

Mr. Tanner has served as our Executive Vice President and Chief Investment Officer since April 2012. Mr. Tanner was a founding member of Invitation Homes’ business and has served as Executive Vice President and Chief Investment Officer of Invitation Homes and, from April 2012 until our IPO, served on the Boards of the IH Holding Entities. He has over 17 years of real estate experience through the establishment of numerous real estate platforms prior to Invitation Homes. In 2005, he founded Treehouse Group, for which he privately sourced funds for platform investments, including single-family homes, multifamily properties, manufactured housing, residential land, bridge financing and property management. In addition, Mr. Tanner was a partner in a successful acquisition of First Scottsdale Bank of Arizona. He continues to represent Treehouse Group’s interest in Pathfinder Ventures, a Southwest-focused commercial real estate fund established in 2011. Mr. Tanner served on the Maricopa County Flood Control board in Phoenix, Arizona and on the advisory board of First Scottsdale Bank. He is actively involved in American Indian Services and served as a missionary in the Netherlands and Belgium.

Charles D. Young

Title: Executive Vice President and Chief Operating Officer

Age: 49

Mr. Young has served as our Executive Vice President and Chief Operating Officer since November 2017. From March 2015 until we completed the Merger, Mr. Young served as the Chief Operating Officer of SWH and, from June 2013 to March 2015 was Senior Vice President—West Division of SWAY Management LLC, SWH’s previous external manager. Mr. Young was previously the Regional Vice President, Eastern Region of Waypoint Real Estate Group HoldCo, LLC (the “Waypoint Manager”), a company he joined in 2012. Prior to joining the Waypoint Manager, Mr. Young was Executive Vice President at Mesa Development from 2003 to 2012, a national real estate developer, investor and service provider with a focus on complex mixed-use residential opportunities. Before Mesa, Mr. Young worked for Goldman, Sachs & Co. in their Real Estate Principal Investment Area (Whitehall) and Goldman’s Investment Banking Division, in mergers and acquisitions. Mr. Young also created and managed two entrepreneurial ventures. He co-founded and was a managing director of The Kaleidoscope Group, L.L.C., a strategic diversity and management consulting firm, and he managed K.G. Holdings, LLC, a real estate holding and management firm. Before starting his career in real estate and investment banking, Mr. Young spent several years as a professional football player in the National Football League and the World Football league. He is an independent board member of Federal Home Bank of Chicago and a management board member of Stanford Graduate School of Business.

2018 Proxy Statement	26

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for 2018. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders do not ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company.

Representatives of Deloitte are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

In connection with the audit of our 2017 consolidated financial statements, we entered into an agreement with Deloitte, which sets forth the terms by which Deloitte performed audit services for the Company. The following table presents fees for professional services rendered by Deloitte for the audit of our financial statements for 2017 and 2016 and for fees billed for other services rendered by Deloitte during those periods.

($ in thousands)	2017	2016
Audit fees(1)	$1,782	$1,671
Audit-related fees(2)	752	2,186
Tax fees(3)	255	220
All other fees(4)	1,586	860

Total	$4,375	$4,937

(1)	Includes the aggregate audit fees recognized in each of the last two fiscal years for professional services rendered for the audits of the Company’s annual consolidated financial statements and the reviews of quarterly condensed consolidated financial statements. The amounts included above for the year ended December 31, 2016 also include fees recognized for professional service rendered for the audits of each of the IH Holding Entities and certain of their wholly-owned subsidiaries as required by debt or other operating agreements.
(2)	Includes the aggregate audit-related fees recognized in each of the last two fiscal years for professional services rendered for the review of information included in our IPO registration statement, other pre-IPO SEC filings and the registration statement relating to the Merger.
(3)	Includes the aggregate tax fees recognized in each of the last two fiscal years for professional services rendered for tax compliance, tax advice and tax planning.
(4)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for tax advice and tax planning related to our IPO and the Merger.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Deloitte’s independence and concluded that it was.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has established procedures relating to its approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and, except where services may be preapproved under authority delegated by the Audit Committee, the Audit Committee pre-approves all audit and permitted non-audit services provided by any independent registered public

27	2018 Proxy Statement

Proposal No. 2—Ratification of Independent Registered Public Accounting Firm (continued)

accounting firm prior to each engagement. The Audit Committee has delegated to its Chairperson the authority to review and pre-approve any such services between the Audit Committee’s regular meetings, and any such pre-approval will be subsequently considered and ratified by the Audit Committee at its next regularly scheduled meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

2018 Proxy Statement	28

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “The Board of Directors and Certain Governance Matters—Committees of the Board of Directors; Meetings of the Board of Directors and its Committees—Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the U.S.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by under applicable standards of the Public Company Accounting Oversight Board. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Janice L. Sears, Chairperson

Richard D. Bronson

Jeffrey E. Kelter

John B. Rhea

29	2018 Proxy Statement

EXECUTIVE COMPENSATION

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, also known as the JOBS Act. As a result, we are permitted to and rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. Accordingly, we have included compensation information for only our principal executive officer and our two next most highly compensated executive officers serving at fiscal year-end and have not included a compensation discussion and analysis of our executive compensation programs or tabular compensation information other than the Summary Compensation Table and the Outstanding Equity Awards table. In addition, for so long as we are an emerging growth company, we will not be required to submit certain executive compensation matters to our stockholders for advisory votes, such as “say-on-pay” and “say-on-frequency” compensation.

We will remain an emerging growth company until the earliest to occur of: (i) December 31, 2022; (ii) the last day of the fiscal year during which our annual gross revenues are $1.07 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which we become a “large accelerated filer,” which means that we have been public for at least 12 months, have filed at least one annual report and the market value of our voting and non-voting common equity held by non-affiliates exceeds $700 million as of the last day of our most recently completed second fiscal quarter.

Introduction

This section provides an overview of the compensation for each principal executive officer serving during 2017 and the two other most highly compensated executive officers serving as of December 31, 2017 (each, an “NEO” and, collectively, our “NEOs”). Our 2017 NEOs were: Fredrick C. Tuomi, President and Chief Executive Officer, John B. Bartling Jr., former President and Chief Executive Officer; Ernest M. Freedman, Executive Vice President and Chief Financial Officer; and Dallas B. Tanner, Executive Vice President and Chief Investment Officer.

Mr. Tuomi joined the Company as our President and Chief Executive Officer on November 16, 2017 in connection with the Merger. The compensation information described below reflects what he earned or is eligible to earn for his services in such capacity and does not include compensation he earned for services for SWH prior to the Merger.

Summary Compensation Table

The following table sets forth all compensation awarded to, paid to or earned by our NEOs for services rendered to us during the fiscal years presented.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)(3)	Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Frederick C. Tuomi (President and Chief Executive Officer)	2017	$100,822	—	$3,499,997	—	$174,394	—	$7,075	$3,782,288
John B. Bartling Jr. (Former President and Chief Executive Officer)	2017	$721,712	—	$20,305,885	—	—	—	$7,044,245	$28,071,842
	2016	$875,000	$30,188	$795,414	—	$779,489	—	$10,600	$2,490,691
	2015	$875,000	$17,500	$4,235,336	—	$857,500	—	$9,865	$5,995,201
Ernest M. Freedman (Executive Vice President and Chief Financial Officer)	2017	$600,000	—	$10,833,739	—	$855,675	—	$10,800	$12,300,214
	2016	$558,846	$28,920	$906,453	—	$809,383	—	$160,749	$2,464,351
Dallas B. Tanner (Executive Vice President and Chief Investment Officer)	2017	$450,000	—	$7,651,659	—	$650,306	—	$10,731	$8,762,696
	2016	$450,000	$450,000	$563,419	—	$585,047	—	$47,833	$2,096,299
	2015	$387,156	$147,941	$3,970,869	—	$302,059	—	$54,248	$4,862,273

2018 Proxy Statement	30

Executive Compensation (continued)

(1)	Amounts reported for Messrs. Tuomi and Bartling reflect the pro-rated portion each earned during 2017 for his services to the Company during 2017. Mr. Bartling served as our President and Chief Executive Officer from January 1, 2017 to November 16, 2017, and Mr. Tuomi commenced service as our President and Chief Executive Officer on November 16, 2017.
(2)	Amount represents the aggregate grant date fair value of the equity awards granted in 2017 calculated in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 10 to the consolidated financial statements included in our 2017 10-K. In accordance with the SEC’s rules, dividend equivalents that accrued on equity awards in 2017 are not reported above because dividends were factored into the grant date fair value of these awards.

The grant date values reflected in the table above are in respect of: (a) the RSUs received in respect of the NEOs’ IH6 Bonus Awards; (b) RSUs received in respect of the NEOs’ Supplemental Bonus Awards; (c) the time-vesting RSUs and performance-vesting RSUs granted under our 2017 LTIP (as defined below); (d) the Retention RSUs granted to Messrs. Freedman and Tanner; and (e) the time-vesting portion of Mr. Tuomi’s sign-on equity award.

The following table includes the number of RSUs issued with respect to each of these awards:

Award Type	Frederick C. Tuomi (#)	John B. Bartling Jr. (#)	Ernest M. Freedman (#)	Dallas B. Tanner (#)
IH6 Bonus Award	—	41,250	18,750	21,250
Supplemental Bonus Award	—	704,036	262,928	101,324
2017 LTIP Award	—	244,187	99,488	99,488
Retention RSUs	—	—	138,122	138,122
Time-Vesting Sign-On Award	150,927	—	—	—

The 2017 LTIP Awards are the only incentive awards that are part of our regular annual compensation program. The other incentive awards reflected above were granted as a result of extraordinary events that occurred in 2017, which we do not expect to occur on a regular basis. For Additional information about these awards, see “Narrative to Summary Compensation Table—Long-Term Incentive Awards” and to “Narrative to Summary Compensation Table—Mr. Tuomi’s Compensation—Sign-On RSU Award.”

As described further under “Narrative to Summary Compensation Table—Long-Term Incentive Awards—Invitation Homes’ Long-Term Incentive Program,” of the 2017 LTIP PRSUs (as defined below) granted in 2017, one-third vests according to NOI Growth CAGR (as defined below), one-third vests according to AFFO Growth CAGR (as defined below) and one-third vests according to Absolute TSR CAGR (as defined below). The grant date fair value of the shares that vest according to NOI Growth CAGR and AFFO Growth CAGR were computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions as of the grant date. Assuming the highest level of performance achievement, the aggregate grant date fair value of the NOI Growth CAGR and AFFO Growth CAGR awards would have been: Mr. Bartling—$5,400,200; Mr. Freedman—$2,200,148; Mr. Tanner—$2,200,148.

As the shares that vest according to Absolute TSR CAGR are subject to market conditions as defined under FASB ASC Topic 718 and are not subject to performance conditions as defined under FASB ASC Topic 718, they have no maximum grant date fair values that differ from the grant date fair values presented in the table.

As described further under “Narrative to Summary Compensation Table—Mr. Tuomi’s Compensation—Sign-On RSU Award,” Mr. Tuomi’s was granted a sign-on equity award in connection with his joining the Company following the Merger. Of this sign-on equity award, 50% is time-vesting and 50% is performance-vesting. The performance metrics for the performance-vesting tranche were established and approved in 2018 and thereby granted in 2018 and are, therefore, not included in the table above.

(3)	Represents the annual cash incentive awards earned under annual incentive plans (as described below).
(4)	We have no nonqualified defined contribution or other nonqualified deferred compensation plans for our executive officers.
(5)	All Other Compensation for 2017 represents:

(a)	For Mr. Bartling: cash severance amounts paid in connection with his termination; Company-paid COBRA coverage; Company-paid amounts for his accrued and unused vacation; Company-paid matching 401(k) contributions; and the incremental value under FASB ASC Topic 718 in connection with the acceleration of some of his unvested equity upon his termination. For additional information about amounts paid to and benefits received by Mr. Bartling upon his termination, see “Narrative to Summary Compensation Table” and “Potential Benefits Upon a Termination or Change in Control.”
(b)	For Messrs. Freedman and Tanner: Company-paid matching 401(k) contributions.
(c)	For Mr. Tuomi: Company-reimbursed cost of his housing search in connection with his relocation to Dallas, Texas.

Narrative to Summary Compensation Table

Employment Arrangements

During a portion of 2017 and prior to the Merger, each of Messrs. Bartling, Freedman and Tanner was party to an employment agreement that governed aspects of the executive’s compensation during 2017. In connection with the Merger, each of Messrs. Bartling, Freedman and Tanner entered into a letter agreement that revised elements of their compensation. In addition, in connection with the Merger, we entered into a term sheet with Mr. Tuomi that sets forth elements of his term of employment and compensation. The material provisions of these arrangements are described below.

31	2018 Proxy Statement

Executive Compensation (continued)

Employment Agreements with Messrs. Bartling, Freedman and Tanner

Mr. Bartling’s Employment Agreement. Mr. Bartling’s employment agreement provided for his service as President and Chief Executive Officer and that he was eligible to receive: (1) a minimum base salary of $875,000, subject to periodic increases as determined by our Board; and (2) an annual bonus award equal to 75% of his base salary if minimum performance objectives were achieved, 100% of his base salary if target performance objectives were achieved and up to a maximum of 125% of his base salary for top performance. Mr. Bartling’s employment agreement also provided that Mr. Bartling was entitled to participate in all of our employee benefit plans on the same basis as those made available to our other senior executives. Mr. Bartling’s employment agreement (other than the covenants, which were incorporated into the Invitation Homes Inc. Executive Severance Plan (the “Severance Plan”) for such executive) was terminated in June 2017 in connection with our adoption of the Severance Plan.

Mr. Freedman’s Employment Agreement. Mr. Freedman’s employment agreement provided for his service as Executive Vice President and Chief Financial Officer and that he was eligible to receive: (1) a minimum base salary of $500,000, subject to periodic increases as determined by our Board; and (2) an annual bonus award equal to 150% of his base salary if target performance objectives were achieved and no annual bonus award if minimum performance objectives were not achieved. The employment agreement also provided that Mr. Freedman was also entitled to participate in all of our employee benefit plans on the same basis as those made available to our other senior executives. The employment agreement provided that Mr. Freedman was to be granted equity interests in the IH Promote Partnerships on terms substantially similar to our other senior executives, with the intention that the Incentive Units granted to Mr. Freedman have an aggregate target exit value of $5 million. Mr. Freedman’s employment agreement (other than the covenants, which were incorporated into the Severance Plan for such executive) was terminated in June 2017 in connection with our adoption of the Severance Plan.

Mr. Tanner’s Employment Agreement. Mr. Tanner’s employment agreement provided for his service as Executive Vice President and Chief Investment Officer and that he was eligible to receive: (1) a minimum base salary of $450,000, subject to increase but not decrease, as determined by our Board; and (2) an annual bonus award equal to 125% of his base salary if target performance objectives were achieved, with no annual bonus award if minimum performance objectives were not achieved. Mr. Tanner was also eligible to participate in our employee benefit plans on the same basis as the benefits are generally made available to our other senior executives. Mr. Tanner’s employment agreement (other than the covenants, which were incorporated into the Severance Plan for such executive) was terminated in June 2017 in connection with our adoption of the Severance Plan.

Post-IPO Compensation Decisions Modifying Terms of Employment Agreements

As part of our annual compensation-setting process, and in connection with our transition from being privately held to publicly traded, in March 2017, the Compensation Committee adjusted the annual base salary of Mr. Bartling from $875,000 to $800,000 effective as of April 1, 2017. In addition, the Compensation Committee adjusted the target annual bonus award opportunity that each of Messrs. Bartling and Freedman could earn under the 2017 AIP (described below), such that Mr. Bartling’s target annual bonus award opportunity was increased from 100% to 125%, and Mr. Freedman’s target annual bonus award opportunity was decreased from 150% to 125%.

Merger-Related Letter Agreements with Messrs. Bartling, Freedman and Tanner

In contemplation of the Merger, in August 2017, we entered into letter agreements with each of Messrs. Bartling, Freedman and Tanner, which became effective on November 16, 2017 upon the consummation of the Merger (the “Letter Agreements”). The Letter Agreements were intended to provide these executives with specified benefits as the Merger did not constitute a “change in control” or an “exit event” as defined under any of our compensatory or benefit plans or arrangements, including the Incentive Plan or the Severance Plan.

Under the Letter Agreement with Mr. Bartling, if Mr. Bartling’s employment was terminated by us without “cause” or by him upon a “constructive termination” (each as defined in the Severance Plan) within 24 months following (or 90 days prior to) the Merger closing date, he would be entitled to receive benefits under the Severance Plan as though the Merger constituted a change in control, entitling Mr. Bartling to receive: (1) a lump-sum pro-rata cash bonus for the year of termination based on actual performance; (2) a cash severance payment in the amount of three times the sum of (x) his base salary and (y) bonus based on target performance (payable over 24 months instead of in a lump-sum); (3) a cash payment equal to the total amount of monthly COBRA insurance premiums for participation in our welfare benefit programs for 18 months following his termination; and (4) accelerated vesting of any outstanding RSUs granted under the Incentive Plan on or prior to February 6, 2017 (which constituted 421,266 RSUs granted under the Supplemental

2018 Proxy Statement	32

Executive Compensation (continued)

Bonus Plan established at the time of our IPO). Mr. Bartling’s termination in connection with the Merger entitled him to the foregoing benefits. For additional information about payments and benefits Mr. Bartling received in connection with his termination, see “Potential Benefits Upon a Termination or Change in Control.”

The Letter Agreements with Messrs. Freedman and Tanner provide that, each of such executive’s 69,061 Retention RSUs (as described below) that were scheduled to cliff-vest on June 19, 2022 will instead vest on the date that is 18 months from the closing date of the Merger, subject to the executive’s continued employment through that date. If the executive’s employment is earlier terminated by us without “cause” or by the executive upon a “constructive termination” (each as defined in the applicable award agreement for the Retention RSUs), the Retention RSUs will vest on the termination date. In addition, under each of Messrs. Freedman’s and Tanner’s Letter Agreements, upon a termination of the executive’s employment by us without “cause” or by the executive upon a “constructive termination” (each as defined in the Severance Plan), the executive’s then-unvested Supplemental Bonus RSUs (as described below) granted pursuant to awards under our Supplemental Bonus Plan established at the time of our IPO, will vest. For additional information about payments and benefits to which Messrs. Freedman and Tanner may be entitled upon qualifying employment termination events or a change in control, see “Potential Benefits Upon a Termination or Change in Control.”

Except as provided in the Letter Agreements, Messrs. Bartling, Freedman and Tanner were not entitled to any additional or accelerated payments or benefits as a result of the Merger.

Annual Cash Incentive Awards

Invitation Homes’ 2017 AIP

As part of our annual compensation program, the Compensation Committee approved an annual cash incentive plan for the fiscal year ending December 31, 2017 (the “2017 AIP”) to reward eligible employees for their successful achievement of financial and non-financial goals aligned with our goals and approved a mix of corporate financial objectives, business unit and operational objectives, corporate priorities and individual performance goals.

The corporate financial objectives under the 2017 AIP consisted of: (1) AFFO per Share (“AFFO per Share,” where AFFO and FFO are calculated as described in our 2017 10-K; (2) Same Store Net Operating Income Growth (“NOI Growth,” defined as the percentage year-over-year change in Net Operating Income in our Same Store portfolio where Net Operating Income is calculated as described in our 2017 10-K); (3) Relative Net Effective Rental Growth (based on renewal and new lease growth for the fourth fiscal quarter of 2016 through the third fiscal quarter of 2017, relative to our two largest single-family rental peer companies determined at the beginning of the performance period); and (4) a resident satisfaction score (derived from resident surveys based on our Net Promoter Score methodology).

Each of Messrs. Bartling’s, Freedman’s and Tanner’s total award opportunity under the 2017 AIP was based on the financial, corporate and individual objectives as set forth below:

	John B. Bartling (Former President and Chief Executive Officer)	Ernest M. Freedman (Executive Vice President and Chief Financial Officer)	Dallas B. Tanner (Executive Vice President and Chief Investment Officer)
AFFO per Share	30%	22%	11%
NOI Growth	25%	19%	9%
Relative Net Effective Rental Growth	17%	13%	7%
Resident Satisfaction Score	8%	6%	3%
Corporate Priorities	10%	10%	10%
Business Unit and Operational Objectives	—	20%	50%
Individual Goals	10%	10%	10%

Each of Messrs. Bartling, Freedman and Tanner was eligible to receive a payout under the 2017 AIP based on the level of the actual achievement of the above-described performance measures, and payouts were expressed as a percentage of such executive’s base salary in effect at fiscal year-end. Each of Messrs. Bartling’s, Freedman’s and Tanner’s target bonus opportunity was established under the terms of his respective employment agreement, as may have been subsequently adjusted.

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Executive Compensation (continued)

At the beginning of the 2017 AIP performance period, each performance measure was assigned a scale that, based on actual achievement at the end of the performance period, yielded a bonus score. The resulting bonus score for each performance measure was then multiplied by the percentage of the total award opportunity that performance measure represented to arrive at an achievement factor. The sum of the achievement factors was then multiplied by the executive’s award opportunity payable at target to determine the payout amount such executive was entitled to receive under the 2017 AIP.

For the year ended December 31, 2017, the scale for the AFFO per Share performance measure provided for a bonus score of 50% if the AFFO per Share achieved was at least $0.77, a bonus score of 100% if the AFFO per Share achieved was between $0.82 - $0.85 and a 150% bonus score if the AFFO per Share was $0.90 or more. The scale for the NOI Growth performance measure provided for a bonus score of 50% if the NOI Growth achieved was at least 5.8%, a bonus score of 100% if NOI Growth achieved was between 7.0% - 7.6% and a 150% bonus score if the NOI was 8.8% or more. The scale for Relative Net Effective Rental Growth performance measure provided for a bonus score of 50% if the Relative Net Effective Rental Growth achieved was at least 100 basis points underperformance relative to our two largest single-family rental peer companies, a bonus score of 100% if the Relative Net Effective Rental Growth achieved was at least 25 basis points outperformance relative to our two largest single-family rental peer companies and a 150% bonus score if the Relative Net Effective Rental Growth achieved was 150 basis points outperformance relative to our two largest single-family rental peer companies. The scale for the Resident Satisfaction performance measure provided for a bonus score of 50% if the score achieved was at least 26, a bonus score of 100% if the Resident Satisfaction achieved was at least 28 and a 150% bonus score if the Resident Satisfaction was 30 or more. Bonus scores were interpolated on a straight line basis based on actual achievement between the threshold, target and maximum levels with no payout for any performance measure that did not achieve the threshold.

For 2017: AFFO per Share achieved was $0.87, resulting in a 120% bonus score; NOI Growth achieved was 7.4%, resulting in 100% bonus score; Relative Net Effective Rental Growth achieved was 58 basis points, resulting in a 113% bonus score; and Resident Satisfaction achieved was 28, resulting in a 100% bonus score.

Based on Messrs. Bartling’s, Freedman’s and Tanner’s corporate priorities, departmental and individual goals achieved under the 2017 AIP, the annual cash incentive awards thereunder were payable as follows, which amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table (other than for Mr. Bartling).

Name	Target Award (% of FYE Base Salary)	FYE Base Salary	Combined Achievement Factor Under the 2017 AIP (% of Target Award)	Amounts Earned Under 2017 AIP ($)
John B. Bartling Jr.(1)	125%	$800,000	N/A	$	N/A
Ernest M. Freedman	125%	$600,000	114.1%		$855,675
Dallas B. Tanner	125%	$450,000	115.6%		$650,306

(1)	As a result of Mr. Bartling’s termination, he was not eligible to receive a payout under the 2017 AIP, however, pursuant to the terms of his Letter Agreement (described above), he received a prorated cash bonus based on actual performance in 2017, which bonus was $1,069,236, (the same prorated amount he would have received under the 2017 AIP). This amount is included in the “All Other Compensation” column of the Summary Compensation Table.

Long-Term Incentive Awards

Incentive Units and IH6 Bonus Awards

Prior to the completion of our IPO, our business was owned by six holding entities and, pursuant to our pre-IPO long-term promoted interest incentive plan, members of management, including each of Messrs. Bartling, Freedman and Tanner, had been granted long-term incentive awards in the form of equity interests in Invitation Homes L.P. (“IH1”); Preeminent Parent L.P. and Invitation Homes 2-A L.P. (collectively, the “IH2 Promote Partnerships”); Invitation Homes 3 L.P. (“IH3”); Invitation Homes 4 L.P. (“IH4”); Invitation Homes 5 L.P. (“IH5”); and Invitation Homes 6 L.P. (“IH6,” and, together with IH1, the IH2 Promote Partnerships, IH3, IH4 and IH5, the “IH Promote Partnerships”). The Incentive Units included “time-vesting” awards subject to vesting terms based on the executive’s continued employment through the applicable vesting date, as well as “exit-vesting” awards subject to vesting terms based on the first to occur of (x) the date Blackstone ceased to be the beneficial owner of at least 15% of the outstanding equity capital of the applicable Promote Partnership (or, following the IPO, the date Blackstone and its affiliates ceased to own 15% or more of our common stock) and (y) if an initial public offering has occurred, the date that is 18 months after the consummation of the initial public offering (each an “exit event”).

2018 Proxy Statement	34

Executive Compensation (continued)

In January 2017, we granted management, including Messrs. Bartling, Freedman and Tanner, Incentive Units in IH6 and bonus payments (“IH6 Bonus Awards”). The Incentive Units in IH6 consisted of time-vesting units that were generally subject to vesting terms based on the executive’s continued employment through the applicable vesting date and exit-vesting units that were subject to vesting upon an exit event. Messrs. Bartling, Freedman and Tanner were awarded 1,650, 750 and 850 Incentive Units in IH6, respectively. Each of Messrs. Bartling’s and Freedman’s Incentive Units in IH6 were scheduled to vest based on a September 1, 2015 vesting reference date, and Mr. Tanner’s Incentive Units in IH6 were fully vested upon grant. The IH6 Bonus Awards consisted of a bonus award in an amount equal to $500 multiplied by the total number of Incentive Units in IH6 granted to the executive (which were, for Messrs. Bartling, Freedman and Tanner, $825,000, $375,000 and $425,000, respectively).

In January 2017, Mr. Freedman was granted additional Incentive Units in IH1, the IH2 Promote Partnerships and IH3 in order to provide Mr. Freedman with the remainder of the equity awards he was originally intended to receive. Mr. Freedman was granted 85 Incentive Units in IH1, 100 Units in the IH2 Promote Partnerships and 2.5 Incentive Units in IH3. The vesting and other terms of these Incentive Units were the same as those for his existing Incentive Units in IH1 and IH3, respectively, including the vesting reference date applicable to such Incentive Units. As a result, all Incentive Units granted to Mr. Freedman in IH1, the IH2 Promote Partnerships and IH3 were scheduled to vest based on an October 14, 2015 vesting reference date.

In connection with our IPO, we converted all of the Incentive Units held by our executive officers (other than the Incentive Units in IH1, the IH2 Promote Partnerships, IH3, IH4 and IH5 held by Mr. Tanner) into shares of our common stock. The number of shares received in this conversion was determined in a manner intended to replicate the respective economic value associated with the corresponding Incentive Units converted based on the valuation derived from the IPO price. The vesting and other terms of the shares delivered in the conversion have the same vesting and other terms applicable to the corresponding Incentive Units converted. Accordingly, shares received in respect of vested Incentive Units were to be shares of vested common stock, and shares received in respect of unvested time-vesting and exit-vesting Incentive Units were to be shares of unvested time-vesting and exit-vesting restricted stock. Mr. Tanner received in respect of his Incentive Units in IH1, the IH2 Promote Partnerships, IH3, IH4 and IH5 similar vested limited partner interests in the partnerships that hold shares of our common stock, and Mr. Tanner’s Incentive Units in IH6 were converted into shares of our common stock in the same manner as that for Incentive Units held by our other executives as described above. Individual holders of Class A units in the IH Promote Partnerships, including Mr. Tanner, received shares of our common stock upon conversion of such units. As a result of the valuation in the IPO, Messrs. Bartling and Freedman received no vested common stock in exchange for their Incentive Units, and Mr. Tanner received no vested common stock in exchange for his Incentive Units in IH6.

The IH6 Bonus Awards vested upon the February 6, 2017 completion of the IPO and were settled in vested RSUs, with the number of RSUs awarded calculated by dividing the total dollar amount of the IH6 Bonus Award by $20.00, the per share price of our common stock sold to the public in the IPO. Such RSUs have been issued under our Incentive Plan and were delivered to these executives in August 2017. The following table sets forth the number and value of vested RSUs Messrs. Bartling, Freedman and Tanner received in respect of their IH6 Bonus Awards.

	Vested RSUs Received in Respect of IH6 Bonus Awards
Name	(#)	($)
John B. Bartling Jr.	41,250	$825,000
Ernest M. Freedman	18,750	$375,000
Dallas B. Tanner	21,250	$425,000

Supplemental Bonus Plan

In October 2016, we established a supplemental bonus plan for several key executives and employees, including Messrs. Bartling, Freedman and Tanner, which plan was further modified in connection with the IPO (the “Supplemental Bonus Plan”). Under this Supplemental Bonus Plan, we established a pool, and each of Messrs. Bartling, Freedman and Tanner shared in this pool, along with other members of management. We refer to these as the non-discretionary awards, and the amount of non-discretionary awards received by each of Messrs. Bartling, Freedman and Tanner was approximately $11.0 million, $3.5 million and $1.3 million, respectively (the “Non-Discretionary Supplemental Bonus Award”). In addition, the Compensation Committee made additional discretionary awards to Messrs. Bartling, Freedman and Tanner and others in an amount that was not to exceed in the aggregate $10.0 million. We refer to these as the discretionary awards, and the amount of discretionary awards received by each of Messrs. Bartling, Freedman and

35	2018 Proxy Statement

Executive Compensation (continued)

Tanner was approximately $3.1 million, $1.8 million and $0.7 million, respectively (the “Discretionary Supplemental Bonus Award” and, together with the Non-Discretionary Supplemental Bonus Award, the “Supplemental Bonus Award”). Following the IPO, we converted all of these cash awards into RSUs issued under our Incentive Plan. The number of shares received in this conversion was determined in a manner intended to replicate the respective economic value associated with the award under the Supplemental Bonus Plan based on the valuation derived from the IPO price, and the number of RSUs issued in respect of each award was equal to the award amount divided by $20.00, the per share price of our common stock sold to the public in the IPO.

As to Mr. Bartling, all of his Non-Discretionary Supplemental Bonus Award and a portion of his Discretionary Supplemental Bonus Award were scheduled to vest in three equal annual installments, with the first tranche vested on the February 6, 2017 completion of the IPO, and the second and third tranches were scheduled to vest, respectively, on first and second anniversaries thereafter, and the balance of his Discretionary Supplemental Bonus Award vested 80% upon the February 6, 2017 completion of the IPO and the remaining 20% was scheduled to vest upon the occurrence of an exit event, dissolution or qualifying termination (each as defined in the award agreement). In connection with his termination of employment, all of his then-unvested RSUs under the Supplemental Bonus Award accelerated vesting.

As to Mr. Freedman, all of his Supplemental Bonus Award vested 80% upon the February 6, 2017 completion of the IPO, and the remaining 20% is scheduled to vest upon the occurrence of an “exit event,” “dissolution” or “qualifying termination” (each as defined below).

Pursuant to Mr. Freedman’s award agreement for the RSUs he received under the Supplemental Bonus Plan, an “exit event” means the first to occur of (x) the date Blackstone and its affiliates cease to own 15% or more of our common stock) and (y) the date that is 18 months after the consummation of our IPO; a “dissolution” means a sale of all or substantially all of the assets of, or a liquidation of, the Company and its affiliates, or an event or series of events, in each case following which Blackstone and its affiliates cease to hold any equity interest the Company and its affiliates; and a “qualifying termination” means a termination of employment without “cause” or as a result of a “constructive termination” (each as defined in the award agreement applicable to the Supplemental Bonus Plan RSUs ).

As to Mr. Tanner, all of the RSUs under his Supplemental Bonus Award vest in three equal annual installments, with the first tranche vested on the February 6, 2017 completion of the IPO, and the second and third tranches vesting, respectively, on first and second anniversaries thereafter. Vesting is, in each case, subject to the executive’s continued employment through the applicable vesting date.

The following table sets forth the number and value of shares of vested and unvested RSUs Messrs. Bartling, Freedman and Tanner received at the time of the IPO in respect of their discretionary and non-discretionary awards granted in the Supplemental Bonus Plan based on the foregoing described vesting.

	Vested RSUs Received in Exchange for Awards in the Supplemental Bonus Plan		Unvested RSUs Received in Exchange for Awards in the Supplemental Bonus Plan
Name	(#)	($)	(#)	($)
John B. Bartling Jr.	282,770	$5,655,400	421,266	$8,425,320
Ernest M. Freedman	210,344	$4,206,880	52,584	$1,051,680
Dallas B. Tanner	33,776	$675,520	67,548	$1,350,960

As described above under “Merger-Related Letter Agreements with Messrs. Bartling, Freedman and Tanner,” the vesting terms of Messrs. Freedman’s and Tanner’s RSUs under their Supplemental Bonus Awards were changed such that, if the executive employment is terminated by us without “cause” or by the executive upon a “constructive termination” (each as defined in the Severance Plan), the executive’s then-unvested RSUs outstanding under his Supplemental Bonus Award will vest.

In connection with his termination, Mr. Bartling’s then-unvested RSUs under his Supplemental Bonus Award accelerated vesting, and he was delivered shares of our common stock.

Invitation Homes’ Long-Term Incentive Program

As part of our annual compensation setting process, and in connection with our transition from being privately held to publicly traded, the Compensation Committee approved a long-term incentive award program (the “2017 LTIP”). The

2018 Proxy Statement	36

Executive Compensation (continued)

2017 LTIP provided for the grant of equity-based awards to several employees, including Messrs. Bartling, Freedman and Tanner. The awards were granted under the Incentive Plan and in the form of time-vesting RSUs (the “LTIP Time RSUs”) and performance-vesting RSUs (the “LTIP PRSUs” and, collectively with the LTIP Time RSUs, the “LTIP RSUs”). Each award of 2017 LTIP RSUs is divided into three tranches (“Tranche 1,” “Tranche 2” and “Tranche 3”) and, within each tranche, 25% of the award consists of LTIP Time RSUs, and 75% of the award consists of LTIP PRSUs.

2017 LTIP Time RSUs. The Tranche 1 2017 LTIP Time RSUs are scheduled to vest in full on the first anniversary of March 1, 2017, the Tranche 2 2017 LTIP Time RSUs are scheduled to vest in two equal installments on each of the first and second anniversaries of March 1, 2017, and the Tranche 3 2017 LTIP Time RSUs are scheduled to vest in equal annual installments on each of the first four anniversaries of March 1, 2017, in each case, subject to the executive’s continued employment through the applicable vesting date.

If the executive’s employment terminates for any reason other than as described below, all unvested LTIP Time RSUs will be forfeited. Upon a termination of the executive’s employment by the Company without “cause” (as defined in the Incentive Plan) or, if the executive resigns from employment following a “constructive termination” (as defined in the award agreement applicable to the LTIP RSUs, and together, with a termination without cause, a “qualifying involuntary termination”), the next installment of LTIP Time RSUs that would have vested on the next scheduled vesting date will vest as of the date of termination. LTIP Time RSUs that are eligible to vest upon a qualifying involuntary termination are subject to the executive’s execution and non-revocation of a release of claims in favor of the Company. Upon an executive’s death or a termination of the executive’s employment by the Company following the executive’s “disability” (as defined in the Incentive Plan), any unvested LTIP Time RSUs will vest as of the date of termination. The LTIP Time RSUs will also continue to vest according to the original vesting schedule following the executive’s “retirement” (as defined below) and will be subject to forfeiture if the executive violates specified restrictive covenants agreed to with the Company and described below. Upon a change in control, if the LTIP Time RSUs are assumed by the successor or acquiror and a qualifying involuntary termination occurs during the two-year period following a change in control, any then-unvested LTIP Time RSUs will vest. Upon a change in control, if the LTIP Time RSUs are not assumed by the successor or acquiror, any then-unvested LTIP Time RSUs will immediately vest. “Retirement” is generally defined as a voluntary resignation of employment at such time that the executive is at least 55 years old (60 years old in the case of Mr. Bartling), the participant has at least 10 years of continuous service (no minimum in the case of Mr. Bartling) and the sum of the executive’s age and years of service equals at least 65, provided that the executive has given at least six months’ prior notice of the executive’s retirement.

In June 2017, Messrs. Bartling, Freedman and Tanner were granted 2017 LTIP Time RSUs in the amount of 62,157, 25,324 and 25,324, respectively. In connection with Mr. Bartling’s termination of employment, the next installment of 28,488 2017 LTIP Time RSUs that would have vested on the next scheduled vesting date following his departure vested, and the remainder of his 2017 LTIP Time RSUs were forfeited.

2017 LTIP PRSUs. The 2017 LTIP PRSUs may be earned based on the achievement of performance measures over an approximate one-, two-, or three-year performance period, which performance periods correspond, respectively, to the Tranche 1, Tranche 2 and Tranche 3 2017 LTIP RSUs. The number of 2017 LTIP PRSUs that may be earned will be determined based on performance achieved during the specified performance period. Within each tranche, the 2017 LTIP PRSUs may be earned based on three equally weighted performance measures: (1) the compounded annual growth rate of the Company’s stockholder return (“Absolute TSR”); (2) the compounded annual growth rate of the Company’s same store net operating income (“Same Store NOI Growth CAGR”); and (3) the compounded annual growth rate per share in the Company’s adjusted funds from operations (“AFFO Growth CAGR”), with each of the three types of 2017 LTIP PRSUs composing 25% of the 2017 LTIP RSUs.

The respective performance periods are summarized in the table below:

Performance Measure	Tranche 1 Performance Period	Tranche 2 Performance Period	Tranche 3 Performance Period
Absolute TSR(1)	January 31, 2017 – December 31, 2017	January 31, 2017 – December 31, 2018	January 31, 2017 – December 31, 2019
Same Store NOI Growth CAGR	January 1, 2017 – December 31, 2017	January 1, 2017 – December 31, 2018	January 1, 2017 – December 31, 2019
AFFO Growth CAGR	January 1, 2017 – December 31, 2017	January 1, 2017 – December 31, 2018	January 1, 2017 – December 31, 2019

(1)	Our common stock began trading on the NYSE on February 1, 2017. Accordingly, the commencement of the performance period for the 2017 LTIP PRSUs that vest based on Absolute TSR reflects the period following which Absolute TSR can be measured.

37	2018 Proxy Statement

Executive Compensation (continued)

Under the terms of the award agreements for the 2017 LTIP PRSUs, each executive is eligible to earn, in respect of each tranche, a threshold, target and maximum number of PRSUs based on whether the performance criteria are achieved at threshold, target or maximum levels. The total number of PRSUs earned with respect to each performance measure is based on an achievement factor which, in each case, ranges from a 0% payout for below threshold performance, to 50% for threshold performance, to 100% for target performance, up to 200% for performance at maximum levels or above. For actual performance between the specified threshold, target and maximum levels, the resulting achievement percentage will be adjusted on a straight line basis.

The LTIP PRSUs are generally earned and eligible to vest on the date after the performance period on which the Compensation Committee certifies the extent to which the performance criteria have been achieved (the “Certification Date”). The Tranche 1 and Tranche 2 2017 LTIP PRSUs will vest on the Certification Date, subject to the executive’s continued employment through such Certification Date except in the event of a qualifying involuntary termination as described below. The Tranche 3 2017 LTIP PRSUs will vest, as to 50% of such PRSUs, on the applicable Certification Date, subject to the executive’s continued employment through such Certification Date except in the event of a qualifying involuntary termination as described below, and the remaining 50% of such earned 2017 LTIP PRSUs will vest on December 31, 2020, subject to the executive’s continued employment through such applicable vesting date except in the event of a qualifying involuntary termination as described below. Any unearned 2017 LTIP PRSUs will be forfeited without consideration.

Notwithstanding the foregoing, upon a qualifying involuntary termination prior to the last day of any performance period, a prorated portion of the 2017 LTIP PRSUs will remain outstanding and eligible to vest based on actual performance through the last day of the applicable performance period, based on the number of days during the applicable performance period that the executive was employed. Any 2017 LTIP PRSUs that are earned based on actual performance will vest on, and settle as soon as practicable following, the applicable Certification Date. Upon a qualifying involuntary termination following the last day of any performance period but prior to the Certification Date, any unearned and unvested 2017 LTIP PRSUs will vest on the applicable Certification Date based on actual performance as of the end of the performance period. Upon a qualifying involuntary termination following the Certification Date where such 2017 LTIP PRSUs are subject to continued service-vesting conditions, such earned but unvested 2017 LTIP PRSUs will vest on the executive’s termination date. Any 2017 LTIP PRSUs that are eligible to vest upon a qualifying involuntary termination are subject to the executive’s execution and non-revocation of a release of claims in favor of the Company.

Upon a change in control, the number of 2017 LTIP PRSUs that become earned will be calculated based on actual performance through the date of the change in control (or, with respect to AFFO Growth CAGR and Same Store NOI Growth CAGR, through the date of the most recently completed fiscal quarter prior to the change in control) without proration. Any earned 2017 LTIP PRSUs will vest as to 50% of such earned 2017 LTIP PRSUs on the date of the change in control and, as to the remaining 50% on the first anniversary of the change in control (or, in each case, upon a qualifying involuntary termination that occurs within the two-year period following the change in control). If the awards are not assumed by the successor or acquiror, or are unable to be measured in a consistent manner, any earned 2017 LTIP PRSUs (including the 2017 LTIP PRSUs that become earned in connection with the change in control) will immediately vest as of the change in control.

In June 2017, Messrs. Bartling, Freedman and Tanner were granted 2017 LTIP PRSUs in the amount of 182,030, 74,164 and 74,164, respectively, which amounts assume target level of performance achievement. In connection with Mr. Bartling’s termination of employment, 78,256 2017 LTIP PRSUs, representing the prorated portion of his 2017 LTIP PRSUs, remained outstanding as of the employment termination date and are eligible to vest (which number of 2017 LTIP PRSUs may be higher or lower based on actual performance achieved during the originally scheduled performance period).

Dividends. Holders of LTIP Time RSUs (whether or not settled) and earned LTIP PRSUs (whether unvested or vested and not yet settled) are entitled to receive dividends or dividend equivalent payments, as applicable, to the extent dividends are declared on our common stock. Such dividends or dividend equivalent payments, as applicable, are payable on the same date and in the same form (cash or additional shares of common stock) as are paid to holders of our common stock. Unearned LTIP PRSUs accrue dividend equivalents, however, such dividends will only be paid to the extent the underlying LTIP PRSUs are earned and are payable once earned.

Covenants and Clawback. Each of the foregoing executive grantees of LTIP RSUs is subject to restrictive covenants related to post-employment non-solicitation and non-competition for twelve months following any termination of employment and indefinite covenants covering trade secrets, confidentiality and non-disparagement. Under the LTIP

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Executive Compensation (continued)

award agreement, if there is a restrictive covenant violation or the executive grantee engages in a detrimental activity (as defined in the LTIP award agreement) in the four-year period following the grant date, the executive will be required to pay the Company an amount equal to the after-tax proceeds received upon the sale or disposition of the equity award and any shares issued in respect thereof. In addition, the LTIP RSU awards are subject to clawback in the event of a restatement of the Company’s financial results due to the executive’s fraud or intentional illegal conduct where such restatement results in fewer earned PRSUs, as well as any additional Company clawback policy.

Retention RSU Awards

In June 2017, Messrs. Freedman and Tanner were each granted 138,122 time-vesting RSUs (the “Retention RSUs”). The Retention RSUs have a vesting schedule where 50% of the award vests on the date that is 18 months from the closing date of the Merger, and 50% of the award vests in full on the fourth anniversary of the grant date subject, in each case, to the executive’s continued employment through the applicable vesting date. If the executive’s employment terminates for any reason other than as described below, all unvested Retention RSUs will be forfeited. Upon a qualifying involuntary termination of the executive’s employment, a prorated portion of the total number of Retention RSUs originally granted to the executive will vest as of the date of termination, based on the total number days the executive was employed during the vesting period, subject to the executive’s execution and non-revocation of a release of claims in favor of the Company. Upon a change in control, if the Retention RSUs are assumed by the successor or acquiror, then the Retention RSUs will vest on the scheduled vesting dates and, if a qualifying involuntary termination occurs during the two-year period following the change in control, all of the Retention RSUs will vest. If the Retention RSUs are not assumed by the successor or acquiror, any then-unvested Retention RSUs will immediately vest. The other terms of the Retention RSUs, including the terms related to dividends or dividend equivalent payments, as applicable, restrictive covenants and clawback are substantially the same as with those applicable to the LTIP Time RSUs.

As described above under “Merger-Related Letter Agreements with Messrs. Bartling, Freedman and Tanner,” the vesting terms of Messrs. Freedman’s and Tanner’s Retention RSUs were changed such that the Retention RSUs that were scheduled to cliff-vest on June 19, 2022 will instead vest on the date that is 18 months from the closing date of the Merger, subject to the executive’s continued employment through that date and, if the executive employment is terminated by us without “cause” or by the executive upon a “constructive termination” (each as defined in the applicable award agreement for the Retention RSUs), the executive’s then-unvested Retention RSUs outstanding will vest on the termination date.

Mr. Tuomi’s Compensation

2017 Annual Cash Incentive Award

Prior to the Merger, Mr. Tuomi participated in SWH’s 2017 Executive Bonus Program (the “SWH Bonus Program”) and was eligible to earn a cash award based on SWH’s achievement in 2017 of performance goals related to SWH’s Same Store Revenue Growth, Same Store Core NOI Margin, Core FFO $ per share and a subjective assessment. SWH’s compensation committee had approved targets for Mr. Tuomi’s annual cash incentive award, which were expressed as a percentage of his base salary in effect at fiscal year-end. In connection with the Merger, we agreed to pay Mr. Tuomi’s annual cash incentive award for the period during 2017 following the Merger for which he provided services to the combined company and determine the amount payable based on the actual achievement of the performance measures previously established under the SWH Bonus Program. For 2017, SWH’s Same Store Revenue Growth achieved resulted in 127% achievement, Same Store Core NOI Margin achieved resulted in 150% achievement, Core FFO per share achieved resulted in 150% achievement and the subjective assessment resulted in 125% achievement. These achievements resulted in an annual cash incentive award of $174,394 for the prorated period for which Mr. Tuomi was an INVH employee from the closing of the Merger through year-end 2017.

Merger-Related Term Sheet

In contemplation of the Merger, in September 2017, we entered into a term sheet with Mr. Tuomi (the “Tuomi Term Sheet”) for Mr. Tuomi to serve as our President and Chief Executive Officer following the Merger. Under the Tuomi Term Sheet, Mr. Tuomi would be eligible to receive: (1) an annual base salary of $800,000; (2) an annual performance-based bonus with a target bonus percentage equal to 150% of base salary, with a threshold bonus of 75% of his base salary if minimum performance objectives are achieved and a maximum bonus of 225% of his base salary for top performance; (3) an annual long-term incentive award with a target value of $3.5 million, with 25% of the grant consisting of time-vesting awards and 75% of the grant consisting of performance-vesting awards; and (4) a sign-on

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Executive Compensation (continued)

equity incentive award (the “Sign-On RSU Award”) with a value of $7.0 million, with 50% of the grant consisting of time-vesting RSUs and 50% of the grant consisting of performance-vesting RSUs. Mr. Tuomi would also be entitled to participate in our health and benefit plans, including the Severance Plan, on the same terms available to our other executive officers. The Tuomi Term Sheet also provided that if he experienced an involuntary termination of employment without cause, he would be entitled to any amounts applicable under the Severance Plan and accelerated vesting of any equity granted prior to the Merger that did not accelerate vesting in connection with the Merger. For additional information about payments and benefits to which Mr. Tuomi would be entitled upon qualifying employment termination events or a change in control, see “Potential Benefits Upon a Termination or Change in Control.”

Sign-On RSU Award

As described above under “Merger-Related Term Sheet,” the Tuomi’s Term Sheet provided for a Sign-On RSU Award with a value of $7.0 million, where half of the award is time-vesting (“Time-Vesting Sign-On RSUs”), and half of the award is performance-vesting (“Performance-Vesting Sign-On RSUs”) based on the achievement of performance objectives.

Time-Vesting Sign-On RSUs: The Tuomi Term Sheet provided that the Time-Vesting Sign-On RSUs would vest in full on the third anniversary of the grant date, however, the Compensation Committee determined in 2018 that these RSUs will vest in three equal annual installments commencing on the first anniversary of the grant date. This constituted an administrative change that did not result in any incremental fair value calculated in accordance with FASB ASC Topic 718. Upon a termination of Mr. Tuomi’s employment by us without “cause” (as defined in the Incentive Plan) or, if Mr. Tuomi resigns from employment following a “constructive termination” (as defined in the award agreement, and together with a termination without cause, a “qualifying termination”), any unvested Time-Vesting Sign-On RSUs will vest as of the date of termination subject to Mr. Tuomi’s execution and non-revocation of a release of claims in favor of the Company. Upon Mr. Tuomi’s death or a termination of his employment by us due to Mr. Tuomi’s “disability” (as defined in the Incentive Plan), any unvested Time-Vesting Sign-On RSUs will vest as of the date of termination. If Mr. Tuomi’s employment is terminated for any other reason, all of the unvested Time-Vesting Sign-On RSUs will be forfeited. Upon a change in control, if the unvested Time-Vesting Sign-On RSUs are assumed by the successor or acquiror and a qualifying termination occurs during the two-year period following a change in control, any then-unvested Time-Vesting Sign-On RSUs will vest. Upon a change in control, if the unvested Time-Vesting Sign-On RSUs are not assumed by the successor or acquiror, any then-unvested Time-Vesting Sign-On RSUs will vest immediately prior to the change in control.

Performance-Vesting Sign-On RSUs: The terms of the Performance-Vesting Sign-On RSUs were established and approved in 2018 and thereby granted in 2018. The Performance-Vesting Sign-On RSUs may be earned based on the achievement under three equally weighted performance measures over a specified performance period: (1) the compounded annual growth rate of the Company’s stockholder return relative to the MSCI US REIT Index (“TSR Relative to RMS Index CAGR”); (2) the annualized cost savings resulting from any costs eliminated, netted against costs added, in connection with the integration of SWH platforms with ours following the Merger (“Run Rate Annualized Synergies”); and (3) the Company’s succession preparedness (“Management Development and CEO Succession Plan”). The performance periods and weighting for the respective performance measures are summarized in the table below.

Performance Measure	Performance Period	Relative Weighting
TSR Relative to RMS Index CAGR	November 16, 2017 – November 16, 2020	One-Third
Run Rate Annualized Synergies	November 16, 2017 – March 31, 2019	One-Third
Management Development and CEO Succession Plan(1)	November 16, 2017 – November 16, 2020	One-Third

(1)	The level of achievement of the pre-established goals under this qualitative performance measure will be evaluated by the Compensation Committee after the end of the performance period.

Mr. Tuomi is eligible to earn, in respect of each performance measure, a threshold, target and maximum number of Performance-Vesting Sign-On RSUs based on the level of whether the performance criteria are achieved at threshold, target or maximum levels. The total number of Performance-Vesting Sign-On RSUs earned with respect to each performance measure is based on an achievement factor which, in each case, ranges from a 0% payout for below threshold performance, to 80% for threshold performance, to 100% for target performance, up to 120% for performance at maximum levels or above. For actual performance between the specified threshold, target and maximum levels, the resulting achievement percentage will be adjusted on a linear basis.

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Executive Compensation (continued)

Following the last day of any applicable performance period, the Compensation Committee will calculate the number of Performance-Vesting Sign-On RSUs that have been earned. Any Performance-Vesting Sign-On RSUs that do not become earned based on actual performance during the applicable performance period will be forfeited on the last day of the performance period. All Performance-Vesting Sign-On RSUs that are earned will vest on November 16, 2020 (the third anniversary of the Merger closing date), subject to Mr. Tuomi’s continued employment through that date. If Mr. Tuomi’s employment is terminated for any reason other than as described below, all unvested Performance-Vesting Sign-On RSUs will be forfeited. Upon a qualifying termination, Mr. Tuomi’s death, or a termination of his employment due to disability prior to the last day of any performance period, a prorated portion of the Performance-Vesting Sign-On RSUs will remain outstanding and eligible to vest based on actual performance through the last day of the applicable performance period based on the number of days during the applicable performance period that Mr. Tuomi was employed, subject to his (or his executor’s) execution and non-revocation of a release of claims in favor of the Company. Any Performance-Vesting Sign-On RSUs that are earned based on actual performance will vest on the date the Compensation Committee calculates the number of Performance-Vesting Sign-On RSUs that have been earned, and any Performance-Vesting Sign-On RSUs that were earned as of the date of termination but not yet vested will vest on the date of termination. Upon a change in control, the Compensation Committee will determine the number of Performance-Vesting Sign-On RSUs that have been earned based on its determination of the satisfactory completion of the performance conditions through the date of the change in control. Any earned Performance-Vesting Sign-On RSUs will vest as to 50% of such Performance-Vesting Sign-On RSUs on the date of the change in control and, as to the remaining 50%, on the first anniversary of the change in control. If a qualifying termination occurs during the two-year period following a change in control, any earned Performance-Vesting Sign-On RSUs will vest. If the awards are not assumed by the successor or acquiror, any earned Performance-Vesting Sign-On RSUs (including any RSUs that become earned in connection with the change in control) will vest immediately prior to the change in control.

Mr. Tuomi is entitled to receive dividends or dividend equivalent payments, as applicable, in respect of his Time-Vesting Sign-On RSUs and any earned Performance-Vesting Sign-On RSUs (whether vested or unvested and not yet settled) on the same date and in the same form (cash or additional shares of common stock) as are paid to holders of our common stock. Unearned Performance-Vesting Sign-On RSUs accrue dividend equivalent payments, but will be paid only to the extent the underlying Performance-Vesting Sign-On RSUs are earned and, once earned, are payable in cash (unless the Compensation Committee elects to settle in shares) at the time the Performance-Vesting Sign-On RSUs are earned.

Mr. Tuomi is subject to restrictive covenants related to post-employment non-solicitation and non-competition for twelve months following any termination of employment and indefinite covenants covering confidentiality and intellectual property. Under the award agreement, if there is a restrictive covenant violation or Mr. Tuomi engages in a detrimental activity (as defined in the award agreement) in the five-year period following the effective date of the grant, Mr. Tuomi will be required to pay the Company an amount equal to the after-tax proceeds received upon the sale or disposition of, or distributions in respect of, the RSUs and any shares issued in respect thereof. The RSUs are also subject to clawback in the event of a restatement of the Company’s financial results due to Mr. Tuomi’s fraud or intentional illegal conduct where such restatement results in fewer earned Performance-Vesting Sign-On RSUs, as well as any additional Company clawback policy.

Retirement Benefits

We maintain a tax-qualified 401(k) plan, under which we match each employee’s contributions dollar-for-dollar up to 3% of such employee’s eligible earnings, and we match 50% on the next 2% of each employee’s eligible earnings contributed. All of our matching contributions are fully vested, and each NEO was eligible to participate in the 401(k) plan in 2017.

2018 Compensation Decisions

Our Compensation Committee oversees the design and administration of our executive compensation programs and evaluates these programs against competitive practices, legal and regulatory developments and corporate governance trends. As a result of the Merger, and in order to ensure that there is a strong alignment across pay opportunities with the Company’s goals and strategies for the coming year, our Compensation Committee determined to make modest adjustments to our incentive programs. For 2018, the compensation framework will continue to have three main compensation program elements that will assess performance across a variety of goals and measure performance

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Executive Compensation (continued)

across an annual and multi-year performance period while preserving a substantial emphasis on performance-based pay. The table below contains a design overview of the executive compensation program.

Element	Form	Metrics and Weighting
Base Salary	Fixed Cash	Fixed rate of pay utilized to attract and retain executives
Annual Cash Incentive Award	Performance-Based Cash	90% Corporate financial objectives (including AFFO per share and Same Store Core Revenue Growth YoY), defined corporate priorities (including Run Rate Annualized Synergies as of 2018 year end, and Enhanced Resident Loyalty Strategy), and defined business unit and operational objectives
10% Individual performance goals
Long-Term Incentive Award	Performance-Vesting RSUs	75% Foward-looking three-year performance period in which awards may be earned based 45% upon relative TSR versus MSCI US REIT Index (Relative TSR CAGR) and 30% upon Same Store NOI Growth CAGR; if earned at the end of the performance period, awards will be eligible to vest on the Certification Date; if three-year absolute TSR is negative, TSR metric is capped at target
	Time-Vesting RSUs	25% Awards vest ratably over three years

A substantial portion of our CEO’s pay is at-risk and based on a variety of future performance achievements. Furthermore, only approximately 36% of our CEO’s 2018 target compensation opportunity is in the form of cash and approximately 64% of his target compensation opportunity is in the form of equity.

Consistent with the structural framework that applied to our former President and Chief Executive Officer under the 2017 AIP, the 2018 AIP for our President and Chief Executive Officer will continue to be primarily focused on a variety of financial and quantitative based metrics comprising 90% of the overall opportunity and 10% that is tied to individual performance. In addition, consistent with the structural framework that applied to our former President and Chief Executive Officer under the 2017 LTIP, the 2018 LTIP will continue to be comprised of a performance-based component that comprises 75% of the target opportunity and 25% that may become vested based on service-based conditions. In order to better align the pay opportunity with the Company’s near-term and longer-term objectives post-Merger, the Compensation Committee has made modest adjustments to the metrics that will determine future pay results. The key design parameters for our President and Chief Executive Officer’s 2018 AIP and LTIP are provided below.

Merger-Related 2018 Bonus RSU Awards

In February 2018, in recognition of the Merger, Messrs. Tuomi, Freedman and Tanner were awarded 34,231, 18,257 and 18,257 RSUs, respectively (the “2018 Bonus RSUs”). The 2018 Bonus RSUs will generally vest in equal annual installments on each of the first three anniversaries of March 1, 2018, subject to the executive’s continued employment

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Executive Compensation (continued)

through the applicable vesting date. If the executive’s employment terminates for any reason other than as described below, all unvested 2018 Bonus RSUs will be forfeited. The other terms of the 2018 Bonus RSUs, including the terms related to dividends or dividend equivalent payments, as applicable, restrictive covenants and clawback are substantially the same as with those applicable to the LTIP Time RSUs.

Outstanding Equity Awards at 2017 Fiscal Year End

The following table provides information regarding outstanding equity awards held by each of our NEOs and that remained unvested as of December 31, 2017.

Effective with the consummation of the Merger, each outstanding common share of SWH converted into 1.6140 shares of our common stock (the “Exchange Ratio”) and, as part of the terms of the Merger, we assumed the outstanding time-vesting RSU awards previously granted by SWH whereby the SWH award, once vested, will settle in shares of our common stock (the “Assumed SWH Awards”). For Mr. Tuomi, the amounts included and terms described below for the Assumed SWH Awards reflect (1) the number of shares subject to his SWH Awards after applying the Exchange Ratio and (2) the vesting and other terms of the Assumed SWH Awards, which remain as originally granted.

			Stock Awards
Name	Award	Grant Date	Number of Shares or Units of Stock That Have Not Vested(1)(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Frederick C. Tuomi(5)	Assumed SWH Award	03/16/2016	149,259	$3,518,035	—	—
	Assumed SWH Award	02/02/2017	91,965	$2,167,615	—	—
	Sign-On RSU Award	11/16/2017	150,927	$3,557,349	—	—
John B. Bartling Jr.(6)	2017 LTIP Award	06/23/2017	36,205	$853,352	104,684	$2,467,402
Ernest M. Freedman	Supplemental Bonus Award	02/01/2017	52,584	$1,239,405	—	—
	2017 LTIP Award	06/23/2017	42,241	$995,620	124,150	$2,926,216
	Retention Award	06/23/2017	138,122	$3,255,536	—	—
Dallas B. Tanner	Supplemental Bonus Award	02/01/2017	67,548	$1,592,106	—	—
	2017 LTIP Award	06/23/2017	42,241	$995,620	124,150	$2,926,216
	Retention Award	06/23/2017	138,122	$3,255,536	—	—

(1)	The time-vesting RSUs are scheduled to vest as follows:

(a)	Assumed SWH Awards: the award granted on March 16, 2016 vests in four equal annual installments beginning on the first anniversary of the grant date, and the award granted on February 2, 2017 vests in three equal annual installments beginning on the first anniversary of March 1, 2017 subject in each case to Mr. Tuomi’s continued employment on the applicable vesting date.
(b)	Sign-On RSUs Award: vests in three equal annual installments commencing on the first anniversary of the grant date, subject to Mr. Tuomi’s continued employment on the applicable vesting date.
(c)	Supplemental Bonus Award: (i) as to Mr. Freedman, 80% of his Supplemental Bonus Award vested upon the February 6, 2017 completion of the IPO, and the remaining 20% is scheduled to vest upon the occurrence of an exit event, dissolution or qualifying termination (each as described above under “Narrative to Summary Compensation Table—Long-Term Incentive Awards—Supplemental Bonus Plan”); and (ii) as to Mr. Tanner, his Supplemental Bonus Award vests in three equal annual installments, with the first tranche vested on the February 6, 2017 completion of the IPO, and the second and third tranches vesting, respectively, on the first and second anniversaries thereafter. Vesting is, in each case, subject to the executive’s continued employment through the applicable vesting date.
(d)	2017 LTIP Time RSUs: (i) Tranche 1 is scheduled to vest in full on the first anniversary of March 1, 2017; (ii) Tranche 2 is scheduled to vest in two equal installments on each of the first and second anniversaries of March 1, 2017; and (iii) Tranche 3 is scheduled to vest in equal annual installments on each of the first four anniversaries of March 1, 2017, in each case, subject to the executive’s continued employment through the applicable vesting date.

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Executive Compensation (continued)

(e)	2017 LTIP PRSUs: As described in footnote (4) below, the performance period for the portion of the 2017 LTIP PRSUs subject to Tranche 1 ended on December 31, 2017 but remained subject to time-vesting conditions until the Certification Date. The amount reported under “Number of Shares or Units of Stock That Have Not Vested” reflect the number of shares earned based on actual achievement under the performance measures as of the end of the performance period. As of December 31, 2017, Messrs. Freedman and Tanner each earned 16,917 RSUs in respect of Tranche 1 of their 2017 LTIP PRSUs, which shares of our common stock were delivered in March 2018 following the Compensation Committee’s certification of performance.
(f)	Retention Award: 50% of the award vests on the date that is 18 months from the closing date of the Merger, and 50% of the award vests in full on the fourth anniversary of the grant date subject, in each case, to the executive’s continued employment through that date.

(2)	For additional information on vesting upon specified termination and change in control events, see “Potential Benefits Upon a Termination or Change in Control.”
(3)	Amounts reported are based on the closing price of our common stock on the NYSE as of December 29, 2017 ($23.57), the last trading day of the fiscal year.
(4)	2017 LTIP PRSUs are earned in respect of a number of shares based on the achievement of Absolute TSR, Same Store NOI Growth CAGR and AFFO Growth CAGR at the end of specified performance periods and, thereafter, remain subject to time-vesting conditions until either the Certification Date (Tranche 1, Tranche 2 and 50% of Tranche 3) or a later vesting date (50% of Tranche 3 which vests on December 31, 2020), subject to the executive’s continued employment through the Certification Date or the later vesting date, as applicable. See “Narrative to Summary Compensation Table—Long-Term Incentive Awards—Invitation Homes’ Long-Term Incentive Program.”

The number and market value of shares reported above reflect the portion of the 2017 LTIP PRSUs subject to Tranche 2 and Tranche 3 based on maximum performance of Absolute TSR, Same Store NOI Growth CAGR and AFFO Growth CAGR, as our achievement under these measures as of December 31, 2017 was between target and maximum. The actual number of shares that will be deliverable is not yet determinable.

The performance period for the portion of the 2017 LTIP PRSUs subject to Tranche 1 ended on December 31, 2017 but remained subject to time-vesting conditions until the Certification Date and are, therefore, reported under “Number of Shares or Units of Stock That Have Not Vested” and based on actual achievement under the performance measures as of the end of the performance period.

(5)	The terms of the Performance-Vesting Sign-On RSUs were established and approved in 2018 and thereby granted in 2018 and are, therefore, not included in the table above.
(6)	In connection with his termination of employment with the Company, all of Mr. Bartling’s equity awards under the Supplemental Bonus Plan vested, the next installment of 28,488 2017 LTIP Time RSUs that would have vested on the next scheduled vesting date following his departure vested and 78,256 2017 LTIP PRSUs, representing the prorated portion of his 2017 LTIP PRSUs, remained outstanding as of the employment termination date and are eligible to vest (which number of 2017 LTIP PRSUs may be higher or lower based on actual performance achieved during the originally scheduled performance period).

Potential Benefits Upon a Termination or Change in Control

Severance Plan

In June 2017, we adopted the Severance Plan for employees of the Company at the level of Senior Vice President and above and selected by the Compensation Committee. Each of our NEOs, including Mr. Tuomi, participate in the Severance Plan. As a condition to becoming eligible for benefits under the Severance Plan, each participant must agree to terminate and cancel such other employment, severance protection or other individual prior agreement relating to severance or termination benefits. As a result, each of Messrs. Bartling’s, Freedman’s and Tanner’s employment agreements were terminated, however, the covenants set forth in such employment agreements are incorporated into the Severance Plan for purposes of the covenants respectively applicable to such executives under the Severance Plan.

The Severance Plan provides for payment of severance and other benefits to eligible executives in the event of a termination of employment with us without cause or following a constructive termination (each as defined in the Severance Plan and each, a “qualifying termination”), or for a limited number of individuals, including our NEOs, the event of a termination with us as a result of death or disability (as such terms are defined in the Severance Plan), in each case, subject to the (i) executive’s execution and non-revocation of a general release of claims in favor of the Company and (ii) continued compliance with the restrictive covenants related to post-employment non-solicitation and non-competition for 12 months following any termination of employment and indefinite covenants covering trade secrets, confidentiality and non-disparagement.

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Executive Compensation (continued)

In the event of a qualifying termination, in addition to specified accrued benefits, which the executive has earned but has not yet received and to which the executive is entitled, the Severance Plan provides for the following additional payments and benefits:

•	a lump-sum pro-rata cash bonus otherwise payable under the AIP for the year of termination based on actual performance;

•	a cash payment equal to the sum of the executive’s (x) annual base salary and (y) bonus based on target performance (the “cash severance amount”) times the multiplier applicable to such executive (which is 2.0 for Mr. Tuomi and 1.5 for Messrs. Freedman and Tanner), payable in equal monthly installments over the applicable severance period (which is 24 months for Mr. Tuomi and 18 months for Messrs. Freedman and Tanner); and

•	a cash payment in an amount equal to the total amount of monthly COBRA insurance premiums for continued participation in our welfare benefit programs, for a period of 12 months.

Notwithstanding the foregoing, in the event such qualifying termination occurs during the two-year period following a change in control (as defined in the Severance Plan), in addition to specified accrued benefits, which the executive has earned but has not yet received and to which the executive is entitled, the Severance Plan provides for the following payments and benefits:

•	a lump-sum pro-rata cash bonus otherwise payable under the AIP for the year of termination based on actual performance;

•	a lump-sum cash payment equal to the sum of the executive’s (x) annual base salary and (y) bonus based on target performance (the “cash severance amount”) times the multiplier applicable to such executive (which is 3.0 for Mr. Tuomi and 2.25 for Messrs. Freedman and Tanner);

•	a cash payment in an amount equal to the total amount of monthly COBRA insurance premiums for continued participation in our welfare benefit programs, for a period of 18 months; and

•	any RSUs in respect of awards granted on or prior to February 6, 2017, which are unvested at the time of termination, shall vest and settle.

In the event of a termination of employment with us as a result of the NEO’s death or disability (as defined in the Incentive Plan), in addition to certain accrued obligations, which the NEO has earned and to which he is entitled, the Severance Plan provides for a lump-sum pro-rata bonus for the year of termination, calculated based on the greater of (i) target bonus for the year of termination and (ii) the actual annual bonus paid in respect of the year prior to the year of termination.

In addition, Mr. Tanner is entitled to reimbursement of reasonable relocation expenses consistent with our relocation policy then in effect if he experiences a qualifying involuntary termination prior to November 9, 2018, and Mr. Freedman is entitled to reimbursement of reasonable relocation expenses if his employment is terminated by us without cause following specified circumstances involving a sale or liquidation of the Company. Each such executive is also entitled to the payment of any taxes he incurs with these relocation reimbursements. Pursuant to his Term Sheet, upon an involuntary termination of employment without “cause,” Mr. Tuomi is entitled to vesting of any equity grants awarded prior the Merger that did not vest in connection with the Merger.

For information about the treatment of the NEOs’ outstanding equity awards on specified termination events or a change in control, see “Narrative to Summary Compensation Table—Long-Term Incentive Awards” and “Narrative to Summary Compensation Table—Mr. Tuomi’s Compensation.”

Covenants

Each NEO is subject to restrictive covenants, including an indefinite confidentiality covenant and covenants regarding non-competition and non-solicitation of employees and current or prospective clients or customers, in each case, at all times during employment and for up to 12 months after termination of employment.

Mr. Bartling’s Separation Benefits

Pursuant to his Letter Agreement, the Severance Plan described above under “Potential Benefits Upon a Termination or Change in Control—Severance Plan” and the award agreements for his equity-based awards, Mr. Bartling received the following payments and benefits in connection with his separation from the Company:

•	a $1,069,236 lump-sum pro-rata cash bonus representing his bonus otherwise payable under the 2017 AIP based on actual performance;

45	2018 Proxy Statement

Executive Compensation (continued)

•	a $5,400,000 cash severance payment representing the amount of three times the sum of (1) his base salary and (2) bonus based on target performance (payable over 24 months instead of in a lump-sum);

•	a $32,707 lump sum cash payment representing the total amount of monthly COBRA insurance premiums for participation in our welfare benefit programs for 18 months;

•	$115,385 for his accrued and unused vacation; and

•	the accelerated vesting his then-unvested 421,266 RSUs under the Supplemental Bonus Award, the next installment of 28,488 2017 LTIP Time RSUs that would have vested on the next scheduled vesting date following his departure vested and 78,256 2017 LTIP PRSUs, representing the prorated portion of his 2017 LTIP PRSUs, remained outstanding as of the employment termination date and are eligible to vest (which number of 2017 LTIP PRSUs may be higher or lower based on actual performance achieved during the originally scheduled performance period).

The foregoing payments and benefits are contingent on Mr. Bartling’s continued compliance with the restrictive covenants described above.

2018 Proxy Statement	46

OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of the Record Date held by (1) each person known to us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors, director nominees and named executive officers and (3) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise noted, the address of each beneficial owner is 1717 Main Street, Suite 2000, Dallas, Texas 75201.

The percentages included in the following table are based on 520,364,636 shares of our common stock outstanding as of the Record Date.

Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned

Owners of More Than 5%

Blackstone(1)	219,945,349	42.27%

The Vanguard Group(2)	47,708,024	9.17%

Directors and Named Executive Officers

Bryce Blair(3)	214,734	*

Richard D. Bronson(4)	27,960	*

Kenneth A. Caplan(5)	—	*

Michael D. Fascitelli(4)	37,880	*

Robert G. Harper(5)	—	*

Jeffrey E. Kelter(4)	44,184	*

John B. Rhea(3)	19,500	*

Janice L. Sears(3)(6)	18,500	*

William J. Stein(5)	—	*

Barry S. Sternlicht(4)	1,110,475	*

Frederick C. Tuomi(4)	184,594	*

John B. Bartling Jr.(7)	671,515	*

Ernest M. Freedman	154,586	*

Dallas B. Tanner	156,457	*

All Directors and Executive Officers as a Group (15 persons)(8)	2,619,193	*

*	Less than 1%.
(1)	Amounts beneficially owned reflect 80,382,041 shares directly held by IH1 Holdco L.P., 43,797,131 shares directly held by IH PP Holdco L.P., 8,619,746 shares directly held by IH2-A Holdco L.P., 33,908,708 shares directly held by IH3 Holdco L.P., 19,938,109 shares directly held by IH4 Holdco L.P., 15,250,871 shares directly held by IH5 Holdco L.P. and 18,048,743 shares directly held by IH6 Holdco L.P.

The general partner of IH1 Holdco L.P. is IH1 Holdco GP LLC. Invitation Homes Parent L.P. is the sole limited partner of IH1 Holdco L.P. and the sole member of IH1 Holdco GP LLC.

The general partner of Invitation Homes Parent L.P. is Invitation Homes GP Parent LLC. The sole member of Invitation Homes GP Parent LLC is THR Investor LLC. THR Investor LLC is owned by Blackstone Family Real Estate Partnership VII-SMD L.P., Blackstone Real Estate Holdings VII-NQ L.P., Blackstone Real Estate Holdings VII-NQ-ESC L.P., Blackstone Real Estate Partners VII-NQ L.P., Blackstone Real Estate Partners VII.F-NQ (AV) L.P., Blackstone Real Estate Partners VII.TE.1-NQ L.P., Blackstone Real Estate Partners VII.TE.2-NQ L.P., Blackstone Real Estate Partners VII.TE.3-NQ L.P., Blackstone Real Estate Partners VII.TE.4-NQ L.P., Blackstone Real Estate Partners VII.TE.5-NQ L.P., Blackstone Real Estate Partners VII.TE.6-NQ L.P., Blackstone Real Estate Partners VII.TE.7-NQ L.P. and Blackstone Real Estate Partners VII.TE.8-NQ L.P. The general partner of Blackstone Family Real Estate Partnership VII-SMD L.P. is Blackstone Family GP L.L.C., which is, in turn, wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The general partner of Blackstone Real Estate Holdings VII-NQ L.P. and Blackstone Real Estate Holdings VII-NQ-ESC L.P. is BREP VII-NQ Side-by-Side GP L.L.C. The general partner of Blackstone Real Estate Partners VII-NQ L.P., Blackstone Real Estate Partners VII.F-NQ (AV) L.P., Blackstone Real Estate Partners VII.TE.1-NQ L.P., Blackstone Real Estate Partners VII.TE.2-NQ L.P., Blackstone Real Estate Partners VII.TE.3-NQ L.P., Blackstone

47	2018 Proxy Statement

Ownership of Securitie (continued)

Real Estate Partners VII.TE.4-NQ L.P., Blackstone Real Estate Partners VII.TE.5-NQ L.P., Blackstone Real Estate Partners VII.TE.6-NQ L.P., Blackstone Real Estate Partners VII.TE.7-NQ L.P. and Blackstone Real Estate Partners VII.TE.8-NQ L.P. is Blackstone Real Estate Associates VII-NQ L.P. The general partner of Blackstone Real Estate Associates VII-NQ L.P. is BREA VII-NQ L.L.C. The managing member of BREA VII-NQ L.L.C. and the sole member of BREP VII-NQ Side-by-Side GP L.L.C. is Blackstone Holdings II L.P. The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP Inc. The sole shareholder of Blackstone Holdings I/II GP Inc. is The Blackstone Group L.P.

The general partner of IH PP Holdco L.P. is IH PP Holdco GP LLC. Preeminent Parent L.P. is the sole limited partner of IH PP Holdco L.P. and the sole member of IH PP Holdco GP LLC.

The general partner of IH2-A Holdco L.P. is IH2-A Holdco GP LLC. Invitation Homes 2-A L.P. is the sole limited partner of IH2-A Holdco L.P. and the sole member of IH2-A Holdco GP LLC. The general partner of Preeminent Parent L.P. and Invitation Homes 2-A L.P. is Invitation Homes 2 GP LLC. The sole member of Invitation Homes 2 GP LLC is IH2 Investor L.P. The general partner of IH2 Investor L.P. is Blackstone Real Estate Associates VII L.P. The general partner of Blackstone Real Estate Associates VII L.P. is BREA VII L.L.C. The managing member of BREA VII L.L.C. is Blackstone Holdings III L.P.

The general partner of IH3 Holdco L.P. is IH3 Holdco GP LLC. Invitation Homes 3 Parent L.P. is the sole limited partner of IH3 Holdco L.P. and the sole member of IH3 Holdco GP LLC. The general partner of Invitation Homes 3 Parent L.P. is Invitation Homes 3 GP Parent LLC. Invitation Homes 3 GP Parent LLC is owned by BREP IH3 Holdings LLC and BTO IH3 Holdings L.P.

The general partner of IH4 Holdco L.P. is IH4 Holdco GP LLC. Invitation Homes 4 Parent L.P. is the sole limited partner of IH4 Holdco L.P. and the sole member of IH4 Holdco GP LLC. The general partner of Invitation Homes 4 Parent L.P. is Invitation Homes 4 GP Parent LLC. Invitation Homes 4 GP Parent LLC is owned by BREP IH4 Holdings LLC and BTO IH3 Holdings L.P.

The general partner of IH5 Holdco L.P. is IH5 Holdco GP LLC. Invitation Homes 5 Parent L.P. is the sole limited partner of IH5 Holdco L.P. and the sole member of IH5 Holdco GP LLC. The general partner of Invitation Homes 5 Parent L.P. is Invitation Homes 5 GP Parent LLC. The sole member of Invitation Homes 5 GP Parent LLC is BREP IH5 Holdings LLC.

The general partner of IH6 Holdco L.P. is IH6 Holdco GP LLC. Invitation Homes 6 Parent L.P. is the sole limited partner of IH6 Holdco L.P. and the sole member of IH6 Holdco GP LLC. The general partner of Invitation Homes 6 Parent L.P. is Invitation Homes 6 GP Parent LLC. The sole member of Invitation Homes 6 GP Parent LLC is BREP IH6 Holdings LLC.

The managing member of BREP IH3 Holdings LLC, BREP IH4 Holdings LLC, BREP IH5 Holdings LLC and BREP IH6 Holdings LLC, is Blackstone Real Estate Partners VII L.P. The general partner of Blackstone Real Estate Partners VII L.P. is Blackstone Real Estate Associates VII L.P. The general partner of Blackstone Real Estate Associates VII L.P. is BREA VII L.L.C. The managing member of BREA VII L.L.C. is Blackstone Holdings III L.P.

The general partner of BTO IH3 Holdings L.P. is BTO IH3 Manager L.L.C. The managing member of BTO IH3 Manager L.L.C. is BTOA L.L.C. The managing member of BTOA L.L.C. is Blackstone Holdings III L.P.

The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of Blackstone is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each of the Blackstone entities described in this footnote and Stephen A. Schwarzman (other than to the extent it or he directly holds securities as described herein) may be deemed to beneficially own the securities directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such shares. The address of each of Mr. Schwarzman and each of the other entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

As of April 26, 2018, Blackstone entities have pledged, hypothecated or granted security interests in substantially all of the shares of our common stock held by them pursuant to a margin loan agreement with customary default provisions. In the event of a default under the margin loan agreement, the secured parties may foreclose upon any and all shares of our common stock pledged to them and may seek recourse against the borrower.

(2)	As reported in a Schedule 13G filed with the SEC on February 8, 2018, The Vanguard Group has sole voting power with respect to 563,032 shares of our common stock, shared voting power with respect to 419,161 shares of our common stock, sole dispositive power with respect to 47,075,659 shares of our common stock and shared dispositive power with respect to 632,365 shares of our common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(3)	Includes RSUs scheduled to vest within 60 days of April 3, 2018 as follows: Mr. Blair—21,875; Mr. Rhea—19,500; and Ms. Sears—13,500.
(4)	Reflects beneficial ownership of shares of our common stock after giving effect to the application of the Exchange Ratio in the Merger to common shares of SWH outstanding and common shares of SWH underlying the Assumed SFR Awards.
(5)	Messrs. Caplan, Harper, and Stein are each employees of Blackstone, but each disclaims beneficial ownership of the shares beneficially owned by Blackstone.
(6)	Includes 5,000 shares of our common stock held by a trust for the benefit of Ms. Sears’ family, for which she serves as trustee.
(7)	Mr. Bartling beneficially owned 671,515 shares of our common stock as of the date of his termination.
(8)	As Mr. Bartling was not an executive officer at the timing of the filing of this Proxy Statement, shares of our common stock he beneficially owned as of the Record Date are not included.

2018 Proxy Statement	48

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, directors and Blackstone, we believe that our executive officers, directors and Blackstone filed all reports required by Section 16(a) of the Exchange Act on a timely basis.

TRANSACTIONS WITH RELATED PERSONS

Stockholders Agreement

In connection with our IPO, we entered into a stockholders agreement with Blackstone (the “Prior Stockholders Agreement”), which agreement was amended and restated in connection with the Merger (as amended and restated, the “Stockholders Agreement”). Like the Prior Stockholders Agreement, the Stockholders Agreement requires us to nominate a number of individuals designated by Blackstone for election as our directors at any meeting of our stockholders (each a “Majority Designee”) such that, following the election of any directors and taking into account any director continuing to serve as such without the need for re-election, the number of Majority Designees serving as our directors will be equal to: (1) if Blackstone collectively beneficially owns at least 30% of the outstanding shares of our common stock, three; (2) if Blackstone collectively beneficially owns at least 20% (but less than 30%) of the outstanding shares of our common stock, two; and (3) if Blackstone collectively beneficially own at least 5% (but less than 20%) of the outstanding shares of our common stock, one.

For so long as the Stockholders Agreement remains in effect, the Majority Designees may not be removed without the consent of Blackstone. In the case of a vacancy created by the removal or resignation of a Majority Designee, the Stockholders Agreement requires our Board to nominate an individual designated by Blackstone for election to fill the vacancy.

During the term of the Stockholders Agreement, Blackstone agreed to vote their shares of our common stock in favor of all persons nominated to serve as our directors by our Board (that otherwise complies with the Stockholders Agreement), except to the extent Blackstone reasonably determines that the election of any such director would reasonably be expected to cause reputational damage to the Company.

The Stockholders Agreement will remain in effect until the earlier of: (i) such time as Blackstone is no longer entitled to nominate a Majority Designee pursuant to the Stockholders Agreement and (ii) such time as Blackstone beneficially owns 10% or less of our common stock and Blackstone irrevocably waives its right to designate any Majority Designee under the Stockholders Agreement.

Registration Rights Agreements

In connection with our IPO, we entered into a registration rights agreement that provides Blackstone an unlimited number of “demand” registrations and customary “piggyback” registration rights. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act of 1933, as amended (the “Securities Act”).

In October 2016, SWH, Starwood Capital Group Global, L.P. (“Starwood Capital”) and certain other parties entered into an amended and restated registration rights agreement (the “SWH Registration Rights Agreement”) and, pursuant to the terms of the merger agreement, we entered into an assignment and assumption agreement whereby we assumed,

49	2018 Proxy Statement

Transactions with Related Persons (continued)

all rights, interests and obligations, under the SWH Registration Rights Agreement. Pursuant to the SWH Registration Rights Agreement, Starwood Capital will have certain rights to demand a registration of some or all of its shares of our common stock and customary “piggyback” registration rights.

Indemnification Agreements

Our directors and executive officers are parties to indemnification agreements. These agreements require us to indemnify these individuals to the fullest extent permitted by Maryland law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Loan to Former Director

In May 2014, we made a loan to Mr. Nicholas C. Gould (a member of our Board during January 2017), pursuant to a promissory note in the principal amount of $7.5 million. The note accrued interest at a rate of 1.97% per annum, which was added to principal on each anniversary of the issue date and was secured by equity interests held by Mr. Gould in Invitation Homes L.P. On January 5, 2017, the note with an outstanding balance, including capitalized interest, of approximately $7.7  million was canceled.

Directed Share Program

In connection with our IPO, we reserved shares of our common stock for purchase by our directors, officers, employees and related persons at the IPO price of $20.00 per share as part of a directed share program. Mr. G. Irwin Gordon (an executive officer during 2017), purchased 10,000 shares for $0.2 million under the directed share program, and Mr. Maurice Tanner (a parent of Mr. Dallas Tanner), purchased 105,000 shares for $2.1 million under the directed share program.

Other Relationships

Blackstone Advisory Partners L.P., an affiliate of Blackstone, served as an underwriter in our IPO and received aggregate fees of approximately $4.0 million in connection therewith.

Related Person Transaction Policy

Our Board recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board has adopted a written policy regarding transactions with related persons. Our related person policy requires that a “related person” (as defined as in Item 404(a) of Regulation S-K) must promptly disclose to our Chief Legal Officer any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The Chief Legal Officer will then promptly communicate that information to the Board, its Audit Committee or such other committee of the Board designed by the Board to approve or ratify the related person transaction. Each related person transaction shall either be approved or ratified by our Board or a duly authorized committee thereof. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

2018 Proxy Statement	50

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2019 Annual Meeting, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, Invitation Homes Inc., 1717 Main Street, Suite 2000, Dallas, Texas 75201. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2019 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Secretary on or before December 28, 2018. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our Bylaws permit stockholders to nominate candidates for director and present other business for consideration at our Annual Meeting of Stockholders. To make a director nomination or present other business for consideration at the Annual Meeting of Stockholders to be held in 2019, you must submit a timely notice in accordance with the procedures described in our Bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of our Company not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Therefore, to be presented at our Annual Meeting to be held in 2019, such a proposal must be received on or after November 28, 2018, but not later than December 28, 2018. In the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the 10th day following the day on which public announcement of the date of such meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our Bylaws. The proxy solicited by the Board for the 2019 Annual Meeting will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals that are considered untimely.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement and the Annual Report by contacting the Office of the Corporate Secretary, Invitation Homes Inc., 1717 Main Street, Suite 2000, Dallas, Texas 75201.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Mark A. Solls

Executive Vice President, Chief Legal Officer and Secretary

51	2018 Proxy Statement

Other Business (continued)

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.invh.com) and click on “SEC Filings” under “About us”—“Investors”—“SEC Filings”. Copies of our Annual Report on Form 10-K for the year ended December 31, 2017, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Corporate Secretary

Invitation Homes Inc.

1717 Main Street,

Suite 2000

Dallas, Texas 75201

2018 Proxy Statement	52

INVITATION HOMES INC. 1717 MAIN STREET SUITE 200 DALLAS, TEXAS 75201

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 23, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 23, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received by May 23, 2018.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E46933-P01348	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INVITATION HOMES INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote “FOR” the election of each of the director nominees in Proposal 1 and “FOR” Proposal 2:
		☐	☐	☐
1.	Election of Directors

Nominees:

	01) Bryce Blair	07) Jeffrey E. Kelter

	02) Frederick C. Tuomi	08) John B. Rhea

	03) Richard D. Bronson	09) Janice L. Sears

	04) Kenneth A. Caplan	10) William J. Stein

	05) Michael D. Fascitelli	11) Barry S. Sternlicht

06) Rebert G. Harper

						For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018.					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof.
			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

`
	Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E46934-P01348

INVITATION HOMES INC.

Annual Meeting of Stockholders

May 24, 2018 10:00 A.M. Central Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Bryce Blair, Frederick C. Tuomi, Ernest M. Freedman and Mark A. Solls, or any of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as presented on the reverse side, all of the shares of common stock of Invitation Homes Inc. which the undersigned is entitled to vote and, in their discretion, to vote upon such other matters as may properly come before the 2018 annual meeting of stockholders of Invitation Homes Inc. to be held on May 24, 2018 (the “Annual Meeting”) or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned. If no such direction is made, but the card is signed, this proxy card will be voted in accordance with the Board of Directors’ recommendations, as indicated on the reverse side, and in the discretion of the proxies with respect to such other matters as may properly come before the Annual Meeting.

Continued and to be signed on reverse side